UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14A-12

RESMED INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Stockholder:

We cordially invite you to attend the ResMed Inc. Annual Stockholders Meeting on Thursday, November 11, 2010, at 2:00 p.m. US Pacific Time (Friday, November 12, 2010, at 9:00 a.m. Australian Eastern Time) in ResMed’s corporate offices, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA.

The attached Notice of Meeting and Proxy Statement contain information about the meeting’s business, the nominees for election as directors and the other proposals. This year we ask you to elect three directors; approve an increase in the maximum annual aggregate limit of directors' fees that we may pay in any fiscal year to all non-executive directors, as a group, from the current limit of $400,000 to a maximum aggregate amount not to exceed $800,000; amend our certificate of incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 350,000,000 shares; and, ratify the selection of our independent auditors for fiscal year 2011.

Your vote is important. This year, we are again promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective and environmentally responsible method for facilitating our annual meeting. If you cannot attend the meeting in person, you may vote your shares by toll free number, by internet, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

Very truly yours,

Peter C. Farrell

Founder and Executive Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF RESMED INC.

Date:	Thursday, November 11, 2010, at 2:00 p.m. (US Pacific Time)
Friday, November 12, 2010, at 9:00 a.m. (Australian Eastern Time)

Location:	ResMed Inc.’s corporate office

9001 Spectrum Center Boulevard

San Diego, California 92123 USA

Items of Business:	1.	Election of three directors, each to serve for a three-year term. The nominees for election as directors at the 2010 Annual Meeting are Kieran Gallahue, Michael Quinn and Richard Sulpizio;

2.	To approve an increase in the maximum aggregate limit of directors' fees that we may pay in any fiscal year to all non-executive directors, as a group, from the current limit of $400,000 to a maximum aggregate amount not to exceed $800,000 during any fiscal year;

3.	To amend our certificate of incorporation to increase the number of authorized shares of ResMed's common stock from 200,000,000 to 350,000,000 shares;

4.	Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2011; and

5.	Transaction of such other business as may properly come before the meeting.

Record Date:	You are entitled to vote only if you were a ResMed stockholder at the close of business on September 14, 2010, at 4:00 p.m. (U.S. Eastern Time).

Meeting Admission:	Only individuals with proof of share ownership are entitled to be admitted to our annual meeting. If you are a stockholder of record, you will need to bring proof of share ownership with you to our annual meeting, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to our annual meeting.

Your vote is important! Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at our annual meeting and instructions on how to vote. You may vote by mail, by toll free number, by internet or in person at the meeting. You may revoke your proxy at any time before it is voted.

By order of the Board of Directors,

David Pendarvis

Secretary

Dated: September     , 2010

PROXY STATEMENT

GENERAL INFORMATION

The ResMed Inc. (“ResMed,” “we,” “us,” or “our”) Board of Directors is providing this proxy statement in connection with our 2010 Annual Meeting of Stockholders to be held on Thursday, November 11, 2010, at 2:00 p.m. US Pacific Time (Friday, November 12, 2010, at 9:00 a.m. Australian Eastern Time) in ResMed Inc.’s corporate office, located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA, or at any continuation, postponement or adjournment of the meeting, for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the meeting.

DELIVERY OF AND ACCESS TO PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, NOVEMBER 11, 2010, AT 2:00 P.M. US PACIFIC TIME (FRIDAY, NOVEMBER 12, 2010, AT 9 A.M. AUSTRALIAN EASTERN TIME)

We expect to first make available this proxy statement to our stockholders and our holders of CHESS Units of Foreign Securities (CUFS) on the internet, and to mail notice and access materials on or about October 1, 2010. Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC) on August 17, 2010 and is available for review on our website at www.resmed.com and at the website where our proxy materials are posted at www.proxyvote.com and www.investorvote.com.au.

Under rules the SEC recently adopted, we are furnishing proxy materials (proxy statement and annual report to stockholders) to our stockholders via the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (Notice) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice if your shares are listed on the NYSE. If you hold our CHESS units of Foreign Securities (CUFS) listed on the Australian Stock Exchange (ASX), you will receive your Notice from ResMed’s ASX share registry, Computershare Limited. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review this proxy statement, our annual report Form 10-K, and proxy voting card over the internet. The Notice also instructs you on how you may submit your proxy via the internet.

You can, however, still receive a hard copy of our proxy materials by following the instructions contained in the Notice on how you may request to receive your materials in printed form on a one-time or on-going basis. There will also be instructions on how you may request to receive your materials electronically on a permanent basis. Certain stockholders who have previously indicated a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

Stockholders are cordially invited to attend our annual meeting in person. However, please vote by internet, by toll free number or by completing and signing a proxy card and returning it promptly in the postage paid envelope provided. If you choose, you may still vote in person at our annual meeting even though you previously voted.

VOTING INSTRUCTIONS AND INFORMATION

Who can vote?

You are entitled to vote or direct the voting of your ResMed Inc. shares if you were a stockholder on September 14, 2010 (4:00 p.m. US Eastern Time), the record date for our annual meeting.

How do I vote?

Your vote is important. The shares represented by proxies (in the forms solicited by our Board of Directors) received by us before, or, if submitted in person, at our annual meeting, will be voted at our annual meeting. If a choice is specified on the proxy with respect to a matter to be voted on, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy will be voted: (i) FOR each of the three nominees to our board listed in this proxy statement; (ii) FOR approval of the increase to the maximum aggregate annual limit on non-executive director fees, which approval will also constitute approval under ASX Listing Rule 10.17 as described further below; (iii) FOR the amendment of our certificate of incorporation to increase the number of authorized shares of ResMed common stock and (iv) FOR ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2011. You may vote by attending our annual meeting and voting in person or you may vote by submitting your proxy. We encourage you to vote promptly.

Holders of Common Stock Listed on the New York Stock Exchange (NYSE)

You may vote by attending our annual meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet by following the instructions on the website referred to in the notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the preaddressed, postage-paid envelope provided to you, or by using the toll free number, or by submitting a proxy over the internet using the instructions on the proxy card.

If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the notice provided by your broker.

If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker will vote your shares in its discretion on proposals considered “routine” under NYSE rules. The election of directors is not considered “routine” and you must indicate to your broker how you wish to vote with respect to any shares you hold in “street name” or they will be considered a “broker non-vote.” Broker non-votes, however, will not affect the outcome of the vote of the proposal to elect directors since directors are elected by a plurality of the votes cast. The proposal to amend the maximum aggregate annual limit on non-executive director fees, the amendment to our certificate of incorporation, and the ratification of auditor selection are considered routine proposals for US-held securities, and thus your broker may continue to exercise its discretion to vote your shares absent your instruction on these proposals. In addition, with respect to the proposal to increase the maximum aggregate annual limit on non-executive director fees, other requirements under the ASX Listing Rules relating to the votes pertaining to CHESS Units of Foreign Securities listed on the ASX may apply. Please see "Matter To Be Acted On – Proposal 2: To Approve an Increase in the Maximum Aggregate Annual Limit on Non-Executive Director Fees” for a description of these requirements.

Internet voting closes at 11:59 p.m. (US Eastern Time) on November 10, 2010.

Holders of CHESS Units of Foreign Securities Listed on the ASX

If you hold our CHESS Units of Foreign Securities (CUFS), you will receive a Notice from Computershare, which will allow you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instruction from Computershare by following the instructions on the Notice provided by Computershare.

Voting By Attending our Annual Meeting

If you attend our annual meeting and wish to vote in person, you may vote your shares in person by requesting a ballot at our annual meeting. You will need to have proof of ownership and valid photo identification with you for admission to our annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at our annual meeting, you must bring to our annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at our annual meeting.

Your vote is important. We encourage you to submit your proxy, or provide instructions to your brokerage firm, bank or the CHESS nominee, as applicable. This will ensure that your shares are voted at our annual meeting.

Solicitation of Proxies. The cost of soliciting proxies will be borne by us. After the original delivery of the Notice and other proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for such solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so. We have engaged Morrow & Co., LLC to act as a proxy solicitor to assist in the solicitation of proxies and provide related advice and informational support, and will pay approximately $12,000 in fees (plus reimbursement of expenses) for these services in the US and Australia.

List of Stockholders. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at the meeting and for 10 days before our annual meeting at our corporate offices, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. local time.

How many votes are required?

Only record holders of our common stock as of the close of business on September 14, 2010 (4:00 p.m. US Eastern Time) (the record date), are entitled to receive notice of and to vote at our annual meeting. At the record date we had outstanding 151,525,836 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 151,525,836 votes may be cast on each matter to be considered at our annual meeting.

To constitute a quorum to conduct business, a majority of the outstanding shares entitled to vote must be represented at our annual meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (street name shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal and has not been instructed to vote on the proposal by the beneficial owner of such shares) will be counted as shares represented at our annual meeting for purposes of determining a quorum.

For Proposal 1, directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the largest number of votes will be elected. As a result, abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers do not have discretionary authority to vote on the election of directors, but any resulting broker non-votes will have no effect on the outcome of the election.

For Proposal 2, Australian Stock Exchange (ASX) Listing Rules require the affirmative vote of a majority of the aggregate votes cast, in person or by proxy, to increase our non-employee director aggregate fees. As a result, abstentions will have no effect on the outcome of this proposal. This proposal is a matter on which brokers are entitled to vote and thus broker non-votes are not expected. Any broker non-votes that may result will not affect the outcome of this proposal. There are other voting requirements under the ASX Listing Rules relating to this proposal, please see "Matter To Be Acted On – Proposal 2: To Approve an Increase in the Maximum Aggregate Annual Limit on Non-Executive Director Fees” for a description of these requirements.

For Proposal 3, the affirmative vote of a majority of our outstanding shares of common stock entitled to vote at the annual meeting is required to approve the amendment to our certificate of incorporation and affect the increase in the number of authorized shares from 200,000,000 to 350,000,000. Abstentions to this Proposal 3 will be treated as votes against the amendment to the certificate. This proposal is a matter on which brokers are entitled to vote and thus broker non-votes are not expected.

For Proposal 4, the affirmative vote of a majority of the aggregate votes cast in person or by proxy is required for the ratification of the selection of KPMG LLP as our independent auditors. Abstentions will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent auditors, thus we do not expect broker non-votes to result from the vote on Proposal 4. Any broker non-votes that may result will not affect the outcome of this proposal.

How can I revoke my proxy or change my vote?

You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holders of Record

•	Delivering written notice of revocation to our secretary at our principal executive offices located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA;

•	Delivering another timely and later dated proxy to us at our principal executive offices located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;

•	Revoking by internet or by telephone before 11:59 p.m. (US Eastern Time) on November 10, 2010; or

•	Attending the 2010 Annual Meeting and voting in person by written ballot. Please note that your attendance at the meeting will not revoke your proxy unless you actually vote at the meeting.

Stock Held by Brokers, Banks and Nominees and CUFS

•

You must contact your broker, bank or other nominee to obtain instructions on how to revoke your proxy or change your vote. You may also obtain a “legal proxy” from your broker, bank or other nominee to attend our annual meeting and vote in person by written ballot.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedule 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than five percent of our outstanding common stock; (2) each person who is currently a director, three of whom are also nominees for election as directors; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on shares of common stock outstanding (excluding treasury shares) on September 14, 2010, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Outstanding Common Stock
Stockholders Holding 5% or more
Capital Research Global Investor 333 South Hope Street, 55/F Los Angeles, CA 90071-1406	12,921,000	(2)	8.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	11,009,190	(3)	7.3%

Named Executive Officers, Director and Nominees:
Peter Farrell	2,557,444	(4)	1.7%
Christopher Roberts	821,600	(5)	*
Kieran Gallahue	694,732	(6)	*
Gary Pace	655,000	(7)	*
Michael Quinn	624,600	(8)	*
David Pendarvis	347,752	(9)	*
Brett Sandercock	264,371	(10)	*
Robert Douglas	251,907	(11)	*
Richard Sulpizio	176,000	(12)	*
John Wareham	137,000	(13)	*
Ronald Taylor	98,286	(14)	*
All current executive officers and directors as a group (14 persons)	6,886,316	(15)	4.5%

*	Less than one percent (1%)
(1)	Beneficial ownership is stated as of September 14, 2010, and includes shares subject to options exercisable, and restricted stock units (RSUs) that vest, within 60 days after September 14, 2010, as set forth below. Shares have been rounded to the nearest whole number. Shares subject to options and RSUs are deemed beneficially owned by the person holding the options and RSUs to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage.
(2)	Based on information provided in a Schedule 13G filed with the SEC on February 9, 2010, by Capital Research Global Investors. Capital Research Global Investors has sole voting power over 4,480,000 of these shares, shared voting power over 1,160,000 of these shares and sole dispositive power over all of these shares. The reported shares have been doubled to give effect to our August 2010 stock split.
(3)	Based on information provided in a Schedule 13G filed with the SEC on January 29, 2010, by BlackRock, Inc., that reports sole voting and dispositive power over all of these shares. The reported shares have been doubled to give effect to our August 2010 stock split.
(4)	Includes 458,548 shares held by the Peter C. Farrell Family Trust, 200,000 shares held by the Peter C. Farrell December 2009 Annuity Trust, 200,000 shares held by the Peter C. Farrell April 2010 Annuity Trust and 200,000 shares held by the Peter C. Farrell July 2010 Annuity trust. Also includes 1,498,496 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.

(5)	Includes 23,200 shares held by his spouse, 342,400 shares held of record by Cabbit Pty Ltd, and 136,000 shares owned by AceMed Pty Ltd, two Australian corporations controlled by Dr. Roberts and his wife. Also includes 247,500 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(6)	Includes shares that Mr. Gallahue has the right to acquire on vesting of 14,284 restricted stock units, and 674,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(7)	Includes 315,000 shares pledged pursuant to variable pre-paid forward contract with Credit Suisse First Boston Capital representing an obligation to either sell the pledged shares or repay initial advance in cash. Contract matures December 17, 2010. Also includes 340,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(8)	Includes 6,600 shares owned by Kaylara ATF Straflo Pension Fund, an entity controlled by Mr. Quinn. Also includes 276,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(9)	Includes shares that Mr. Pendarvis has the right to acquire on vesting of 5,000 restricted stock units, and 335,158 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(10)	Includes shares that Mr. Sandercock has the right to acquire on vesting of 10,000 restricted stock units, and 237,500 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(11)	Includes shares that Mr. Douglas has the right to acquire on vesting of 10,000 restricted stock units, and 237,500 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(12)	Includes 156,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(13)	Includes 132,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(14)	Includes shares that Mr. Taylor has the right to acquire on vesting of 10,000 restricted stock units, and 84,000 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.
(15)	Includes an aggregate of 79,570 shares that the above individuals have the right to acquire on vesting of restricted stock units, and an aggregate of 4,375,654 shares of common stock that may be acquired on the exercise of stock options exercisable within 60 days after September 14, 2010.

Executive Officers

As of the record date, September 14, 2010, our executive officers were:

Executive Officer	Age	Position
Don Darkin	57	Sr. Vice President, Strategic Business Unit – Patient Interfaces
Robert Douglas	50	Chief Operating Officer – Asia Pacific
Michael Farrell	38	Sr. Vice President, Strategic Business Unit - Sleep
Peter Farrell	68	Executive Chairman of the Board of Directors
Kieran Gallahue	47	Chief Executive Officer, President and Director
Stein Jacobsen	45	Chief Operating Officer – Europe
David Pendarvis	51	Sr. Vice President, Organizational Development and General Counsel
Brett Sandercock	43	Chief Financial Officer

BIOS

For a description of the business background of Dr. Farrell and Mr. Gallahue, see “Matters to be Acted On – Proposal 1: Election of Directors.”

DON DARKIN

Senior Vice President, Patient Interfaces Business Unit

Don Darkin has been Sr. Vice President, Patient Interfaces Strategic Business Unit since July 2007. Before this position, Mr. Darkin held several senior roles within ResMed. He joined ResMed in August 1999 as Vice President, Product Development.

In May 2005, he became Director of Operations in France for Ventilation, and subsequently served as Vice President, Business Divisions, and Senior Vice President, Global Product Development. Before working at ResMed, Mr. Darkin served as Vice President of Operations for Ambri Pty (Molecular Engineering and Biotechnology) Ltd. Australia, and Vice President, Product Development for Telectronics Medical Systems Australia and USA. Mr. Darkin is identified as an inventor or co-inventor on 81 granted patents worldwide. Mr. Darkin was educated in the UK in mechanical engineering and has further professional management training at University of New South Wales and Massachusetts Institute of Technology.

ROBERT DOUGLAS

Chief Operating Officer, Asia Pacific

Robert Douglas has been Chief Operating Officer – Asia Pacific since July 2008. Before this, Mr. Douglas was Chief Operating Officer, Sydney from November 2005 to July 2008. From April 2001 to November 2005, Mr. Douglas was Vice President of Operations and responsible for ResMed’s Australian manufacturing, and was Vice President of Corporate Marketing. Before joining ResMed in 2001, and beginning in 1995, Mr. Douglas was the General Manager, Strategy and New Business for Keycorp Ltd., an Australian electronic commerce company providing services to major banks and telecommunications companies around the world. Before Keycorp, he held senior R & D and operational roles in Telectronics Pty Ltd., mainly working on the development of an implantable defibrillator. Mr. Douglas sits on the board of directors of the Australian Science Media Centre (AusSMC) a nonprofit organization that facilitates media reporting of science. ResMed is a sponsor of AusSMC. Mr. Douglas has an M.B.A. from Macquarie University and a B.S. in Electrical Engineering and Computer Sciences from New South Wales University, Sydney.

MICHAEL J. FARRELL

Sr. Vice President, Global Sleep Strategic Business Unit

Michael Farrell has been Sr. Vice President, Sleep Strategic Business Unit since July 2007. Mr. Farrell was Vice President, Marketing for the Americas from June 2005 through 2007 and before that role he was Vice President of Business Development, leading acquisitions and strategic alliances as well as the establishment of a new market development team. Mr. Farrell joined ResMed in September 2000, and before that he worked in management consulting and biotechnology, as well as in chemicals and steel manufacturing at Arthur D. Little, Genzyme Corporation, The Dow Chemical Company, Vale and BHP Billiton. Mr. Farrell holds a Bachelor of Engineering, with first-class honors, from the University of New South Wales, a Master of Science in Chemical Engineering from the Massachusetts Institute of Technology, and an M.B.A. from the MIT Sloan School of Management.

Michael Farrell is the son of Dr. Peter Farrell, our Founder and Executive Chairman of the Board. For a description of the compensation paid to Michael Farrell, see “Certain Relationships and Transactions with Related Persons.”

STEIN JACOBSEN

Chief Operating Officer, Europe

Stein Jacobsen has served as ResMed’s Chief Operating Officer – Europe since January 1, 2009. He joined ResMed in 2005 as Chief Operating Officer – Nordics, after ResMed’s acquisition of PolarMed Holding AS, a Scandinavian medical equipment distributor that Mr. Jacobsen founded in 1993. Mr. Jacobsen served as COO – Nordics until July 2007, when he became Senior Vice President of ResMed’s Ventilation Strategic Business Unit. With over 20 years’ experience in the respiratory business, Mr. Jacobsen has founded and directed eight successful medical equipment distributors in the Scandinavian respiratory market. Mr. Jacobsen holds the equivalent of a B.Sc. in Clinical Engineering from the University of Stavanger, Norway.

DAVID PENDARVIS

Sr. Vice President, Organizational Development and General Counsel

David Pendarvis has been Sr. Vice President, Organizational Development since February 2005. Mr. Pendarvis has been Global General Counsel since he joined ResMed in September 2002, and from February 2003, has been Corporate Secretary. From September 2000 until September 2002, Mr. Pendarvis was a partner in the law firm of Gray Cary Ware & Freidenrich LLP, where he specialized in intellectual property and general business litigation. Until September 2000 he was a partner with Gibson, Dunn & Crutcher LLP, where he began working in 1986. From 1984 until 1986 he was a law clerk to the Hon. J. Lawrence Irving, US District Judge, Southern District of California. Mr. Pendarvis holds a B.A. from Rice University; a J.D., cum laude, from the University of Texas School of Law; and a Masters of Science in Executive Leadership from the University of San Diego. Since December 2009, Mr. Pendarvis has served on the board of Sequenom, Inc., a NASDAQ-listed developer of technology, products and diagnostic tests that target and serve discovery, clinical research, and molecular diagnostics markets.

BRETT SANDERCOCK

Chief Financial Officer

Brett Sandercock has been Chief Financial Officer since January 1, 2006. From November 2004 until December 31, 2005, Mr. Sandercock was Vice President, Treasury and Finance at ResMed. Before that, from 1998 to November 2004, Mr. Sandercock was Group Accountant and then Controller at ResMed. From March 1996 to August 1998 he was Manager, Financial Accounting and Group Reporting at Norton Abrasives, a division of the French multi-national, Saint Gobain. Mr. Sandercock also held finance and accounting roles from November 1994 to March 1996 at Health Care of Australia, a large private hospital operator in Australia. From 1989 to 1994, Mr. Sandercock worked at PricewaterhouseCoopers in Sydney, specializing in audits of clients predominantly focused on distribution and manufacturing, financial services and technology. Mr. Sandercock holds a B.Ec. from Macquarie University and is a Certified Chartered Accountant. Mr. Sandercock currently serves on the board of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets super capacitors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis (CD&A)

Introduction

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers. During fiscal year 2010, our named executive officers were Kieran Gallahue, our President and Chief Executive Officer, Brett Sandercock, our Chief Financial Officer, and our three next most highly paid executive officers: Peter Farrell, our Founder and Executive Chairman of the Board, David Pendarvis, our Sr. Vice President Organizational Development and General Counsel, and Rob Douglas, our Chief Operating Officer – Asia Pacific. This section also discusses the Compensation Committee’s role in the design and administration of these programs and policies and in making compensation decisions for our executive officers.

The Compensation Committee is a committee of our board of directors. It decides matters regarding compensation of our executive officers. Compensation Committee members are independent directors who meet the standards for independence set by the US Securities and Exchange Commission, the New York Stock Exchange, and the Australian Securities Exchange. The Committee operates under a written charter adopted by our board of directors. We have posted a copy of the charter of the Compensation Committee on our Website, at www.resmed.com. During fiscal year 2010, Gary Pace, Richard Sulpizio and Ronald Taylor served as members of the Compensation Committee. Mr. Taylor served as Chair of the Compensation Committee during the entire fiscal year. We feel that Mr. Taylor’s experience and prior service, including serving in a similar capacity on the boards of other public companies, provide him with appropriate qualifications to serve in this capacity.

General Philosophy and Objectives

We desire to attract, motivate and retain high quality employees who will enable us to achieve our short- and long-term strategic goals and values. We participate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high caliber individuals depends in large part on the compensation packages we offer.

We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded. The objectives of our compensation programs are to:

•

align the interests of our executives with those of our stockholders through equity-based incentive awards, in the form of stock options and, as introduced in the past fiscal year, in the form of restricted stock units, both of which align our executives’ financial rewards with those of our stockholders through appreciation of our stock price;

•

subject a significant portion of our executives’ compensation to the achievement of pre-established short-term corporate financial objectives and pre-established individual objectives through our annual cash incentive programs and our restricted stock unit program; and

•	provide a total compensation program that is competitive with similarly-sized companies in the medical device and medical technology industries with which we compete for executive talent.

Each element of our compensation program is designed to satisfy one or more of these compensation objectives and each element is an integral part of and supports our overall compensation plan. Our executive compensation program primarily consists of:

•	a base salary;

•	a potential cash bonus based on our short-term financial performance; and

•	an equity component linking the employee’s long-term financial success to the stockholders’ long-term financial success.

The Compensation Committee begins its analysis by assessing each element of compensation (base salary, cash bonus and equity incentives) against peer company comparables. The peer group is comprised of companies in specific industry sectors that relate to our business. They are matched based on market capitalization, number of employees, net profit and numerous other factors to validate that the data is relevant in comparison to our executive positions. The Committee then matches positions for our executive officers against comparable positions from the peer group data, and assesses the various elements of compensation against the median and other percentiles of the peer group data for each officer. The Compensation Committee considers each of the compensation components individually, considers total cash compensation (salary plus on-target bonus amounts), and considers total direct remuneration (total cash compensation plus equity compensation) as a whole in making its decisions. While the Committee considers the peer group data as a guide, ultimately the Committee makes an independent decision on appropriate compensation.

During fiscal year 2010, the Committee continued its philosophy from fiscal year 2009 that total target cash compensation (assuming on-target cash bonus) for its executive officers should be targeted between the 60th and 70th percentile of our peers as discussed more fully below under “Peer Group Comparisons”; and that total target cash compensation should reflect modest salaries and a high percentage of pay at risk in the form of an annual cash incentive. Consultant data presented for fiscal year 2010 reviewed by the Committee indicated that the total cash compensation for ResMed’s named executives in the aggregate was near the 60th percentile, indicating a good execution of the Committee’s strategies in compensation. During fiscal year 2010, the Committee also approved the use of restricted stock units in order to provide a mix of awards that increases the ability of the Compensation Committee to manage more effectively our use of shares under our stock option plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of recent tax law changes concerning option grants). The restricted stock units awarded to our senior officers are earned only after certain pre-established performance measures are met.

We are committed to a philosophy of total pay (the sum of cash compensation, equity compensation and benefits programs) being competitive within relevant markets when our performance meets target performance criteria set forth in our bonus programs. Total pay will typically lag the market when our performance is below the target performance criteria set forth in the bonus programs and will typically exceed competitive levels when our performance is above the target performance criteria set forth in the bonus program.

Compensation Process

The Compensation Committee reviews and approves salaries, bonuses, equity-based compensation, and all other elements of the compensation packages offered to our executive officers, including our named executive officers, and establishes our general compensation policies.

In making its decisions, the Committee reviews data obtained from peer group companies and considers the recommendations of management and the advice of its independent compensation consultants regarding each element of compensation. Since fiscal 2007, the Compensation Committee has retained Frederic W. Cook & Co., Inc., an independent compensation consultant, to advise the Committee with respect to executive compensation matters for US executive officers. Also, the Committee engaged the services of Hewitt Associates in fiscal year 2010 regarding the compensation paid in Australia to the positions of Chief Financial Officer and Chief Operating Officer – Asia Pacific. The Committee reviewed market practices and benchmarking data from the consultants and considered ResMed’s and our executives’ relative performance and the recommendations of the consultants when setting compensation. The Committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the Committee considers various sources of information and recommendations, ultimately, of course, the Committee relies on its own independent judgment.

Our Chief Executive Officer, our Founder and Executive Chairman, our Sr. Vice President – Organizational Development, and other members of management provide input and recommendations to the Committee for their review and approval. In particular, all three officers make recommendations regarding the compensation to be paid to the other members of management. While the Compensation Committee gives consideration to these recommendations, it exercises independent judgments. Management provides to the compensation consultants and to the Committee historical and prospective breakdowns of total compensation components for each executive officer. Management also provides recommendations that include financial goals and criteria for our annual and long-term incentive plans. Management gathers the information it provides from consultants, the market and internal resources, allowing designs and strategies to be tied directly to our business needs. While management typically attends Compensation Committee meetings, the Committee Chairman excuses individual management members when deemed necessary for independent review or decision-making.

The Committee considers each of the three primary elements of compensation based on market analysis, individual performance, the perceived value of the individual to ResMed and other factors it deems relevant. The Committee also considers regional variation. For example, base salaries for certain positions in other countries, when translated to US dollars, may reflect a different percentile when compared to US market peers than when compared to market peers in an executive’s home country. There are similar regional variations in the use of short-term and long-term incentives. The Committee attempts to balance the goal of paying consistent with the local market, with the goal of maintaining internal consistency in compensating executives in different regions.

2010 In Review

During fiscal year 2010, the philosophy and objectives of the Compensation Committee relating to performance-based pay were reflected in our overall executive compensation programs. In the prior fiscal year, the Committee had increased the bonus amounts payable, as expressed as a percentage of salary, for named executive officers, reflecting a desire to base more of their compensation on performance and put more at risk, with a goal of paying above peer comparables if ResMed achieved our targets. At the outset of fiscal year 2010, the Committee determined that the change in the prior year continued to be market competitive and provide appropriate incentives and decided that no change to the bonus percentages were required for fiscal 2010. Therefore, the bonuses payable at target performance for fiscal year 2010 remained at 120% of salary for our CEO and our Executive Chairman and 70% of salary for our other executive officers.

During fiscal 2010, we exceeded our performance targets, despite challenging overall economic conditions. As in the prior year, the primary performance measures for 2010 were revenue and profit as a percentage of sales at the global level, with additional goals established for our Chief Executive Officer and our Executive Chairman. Bonus payments to our executive officers and other executive officers reflected our over- achievement and were paid at amounts ranging from 108.39% to 113.26% of target bonus opportunity. As the bonus payments exceeded target levels, they resulted in above median total cash compensation for our named executive officers as compared to our peer companies.

Also during fiscal 2010, ResMed’s stock price on the NYSE increased significantly (up 49% from June 30, 2009, through June 30, 2010). This increase brought our named executive officers’ outstanding option grants into the money, further serving as an incentive and retention tool and aligning our executives’ incentives with those of long-term stockholders.

Beginning in fiscal 2010, we provided certain employees (including our named executive officers) the choice to select whether their equity awards would be entirely in the form of stock options, entirely in restricted stock units or an even split between the two. Each restricted stock unit was provided at a ratio of 1 restricted stock unit for 3.5 options. This ratio was determined by the Compensation Committee, after considering the estimated Black-Scholes valuation of options at approximately 32% of an option strike price. The ratio was adjusted to 3.5:1 to provide a slight discount to reflect the lower risk profile of restricted stock units. In addition, the Compensation Committee determined that restricted stock unit awards granted to our executive officers and certain other officers would, in addition to having a four year vesting period, be awarded based on earnings performance targets.

Equity Ownership for Officers and Directors

We believe that our officers and directors should be stockholders and have a financial stake in us, and we encourage them to own shares of our stock. Our non-employee directors are prohibited from selling 50% of the shares of common stock delivered to them on vesting of restricted stock units, and from exercising any vested options, until the earlier of the third stockholder meeting following the grant date of the awards or six months after the director’s termination of directorship. In addition, our officers who are not board members are eligible (on the same basis as all other employees) to participate in our Employee Stock Purchase Plan, which provides them with the opportunity to purchase our stock at a discount through payroll deductions. In the November 2009 annual stockholder meeting, our stockholders approved, among other items, amendments to this plan that increased the number of shares of our common stock that may be issued under the plan by 600,000 shares, from 500,000 shares to 1,100,000 shares (or 2.2 million shares after giving effect to the August 2010 stock split) and extended the term of the plan from November 13, 2013, to September 29, 2019.

The number of shares of our stock owned by any officer or director is a personal decision. However, in August 2010 the Compensation Committee adopted guidelines for stock ownership that will apply to executive officers. Our Chief Executive and our Executive Chairman will be required to own stock with a value of 3 times their base salary. Other executive officers will be required to own stock with a value of 1.5 times their base salary. See “Fiscal Year 2011 Equity Ownership Guidelines,” below. At the same time, at the recommendation of the Compensation Committee, the board adopted similar stock ownership guidelines that will apply to our non-executive directors. They will be required to own stock with a value of 3 times their annual retainer. See “Corporate Governance – Compensation of Directors,” below.

ResMed Inc. Deferred Compensation Plan

On May 27, 2010, the board adopted the ResMed Inc. Deferred Compensation Plan to be effective for fiscal year 2011. Eligible US employees selected to participate in the plan may elect to defer a portion of their base salary, bonus, commissions and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation of ResMed to make payments to the participant at some time in the future. Amounts deferred under the plan will be credited to accounts maintained under the plan for each participant and will be credited with earnings, gains, or losses based on certain investment options chosen by the participant. These investment options are to be used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant's behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses. We may make discretionary contributions to participant accounts in such amounts and at such times as we determine from time to time in our discretion, including restoration matching contributions that are intended to restore the matching contributions lost under our 401(k) plan as a result of deferrals under the plan. The board believes that this new compensation feature represents an additional retention tool for executive management as well as an attractive vehicle in recruiting talent to our executive team. No deposits, transfers or distributions relating to this plan were made in fiscal year 2010.

Timing of Decisions

Generally, our executive officers’ compensation is adjusted each year effective October 1, the beginning of our second fiscal quarter. Accordingly, the Compensation Committee generally makes decisions on the principal components of executive officer compensation – base salary, bonus potential, stock options, and perquisites – generally during the first quarter. Specific performance bonus targets for executive officers are generally determined before or during the first month of the fiscal year for that year. Determination of actual performance versus targets and calculation of bonus payouts generally occur in the first two months following the end of our fiscal year. Bonus payments to our officers are made after the fiscal year-end audit is complete. If other executive compensation issues arise during the course of the year, the Compensation Committee takes those issues up on a case by case basis. Determinations regarding promotions are made contemporaneous with the promotions.

Peer Group Comparisons

In making its decisions on executive compensation, the Compensation Committee generally uses industry compensation surveys prepared by outside consultants. In August 2009, Frederic W. Cook & Co. Inc., the Committee’s independent compensation consultants, performed an executive compensation review based on current US market compensation data from a peer group of publicly traded medical device and medical technology companies. Companies comprising the peer group for the fiscal year 2010 review of executive compensation were:

Beckman Coulter	Intuitive Surgical
Charles River	Inverness Medical
Cooper Cos	Kinetic Concepts
Dentsply International	Life Technologies
Edwards Lifesciences	Perkinelmer
Gen-Probe	STERIS Corporation
Haemonetics	Techne Corp.
Hologic	Varian Medical Systems

The Compensation Committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in trying to determine the reasonableness of our pay and alignment of our pay with our performance. The Compensation Committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list and considers modifications to the group. We select peer companies that are medical device or medical technology companies with a market capitalization, stockholder return, profitability, revenue and employee population roughly comparable to ours. ResMed’s revenues and market capitalization were consistent with the median of the peer companies. ResMed’s fiscal year 2010 revenue growth, operating income growth and diluted EPS growth were generally above the median. In approving this peer group for fiscal year 2010, the Committee approved adding Haemonetics, Cooper Cos and Inverness Medical to the peer group and removing Affymetrix, Mento Corp., Respironics and Advanced Medical Optics, as these companies had been acquired or did not reflect a market capitalization aligned with the peer group. Life Technologies was added, as it represents the merger of Invitrogen and Applera, two companies which were included in our peer group.

In August 2009, the Compensation Committee also considered compensation survey data prepared by Hewitt Associates. This report provided remuneration data for our Australia-based Chief Financial Officer and our Chief Operating Officer-Asia Pacific. In its analysis, Hewitt Associates compared the Chief Financial Officer compensation against 29 large size Australian-based publicly-listed companies with annual revenues ranging from 450 million to 1.8 billion dollars and an average of approximately 935 million dollars. The consultants compared our Chief Operating Officer-Asia Pacific compensation against a list of 18 Australian-based publicly-listed companies with annual revenues ranging from 191 million to 764 million and an average of approximately 490 million dollars.

The Committee determined that there was not an adequate comparable for the position of our Founder and Executive Chairman, Dr. Farrell. As a founder and former Chief Executive Officer, it is not possible to develop meaningful market benchmarks; therefore, his compensation is tailored to his unique role in the Company.

Components of Compensation for 2010

Base Salary

Base salaries provide our executives with a degree of financial certainty and stability. In order to attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity. Using the peer group data, the Committee assesses base salaries at the 50th and the 60th percentiles with the goal of positioning base salary around the 60th percentile. Adjustments are made based on the final Committee assessment.

Salary adjustments are generally made annually in October, at the start of the second quarter of our fiscal year. In fiscal year 2010, the Committee approved a base salary increase of approximately 5% for each of the named executive officers, except the Chief Operating Officer – Asia Pacific who received a base salary increase of 7%. The Committee authorized various percentage increases in order to bring each individual position closer to the median salary of like positions within the peer group. For Mr. Sandercock and Mr. Douglas, the amounts shown in the table below represent the US dollar equivalent of their Australian dollar-denominated salaries, with actual compensation varying based on currency fluctuations.

Named Executive Officer/Position	2009 Base Salary		% Variance of 2009 Base Salary to Annualized Peer Target (60th Percentile)	2010 Base Salary (approx. % increase from prior fiscal year)
Peter Farrell	$450,000		N/A (a)	$472,000	(5%)
Executive Chairman of the Board

Kieran Gallahue	$710,000		-18%	$745,500	(5%)
President and Chief Executive Officer

Brett Sandercock	$373,519	(b)	-19%	$382,579	(5%)(c)
Chief Financial Officer

David Pendarvis	$390,500		-6%	$410,025	(5%)
Sr. Vice President, Organizational Development and General Counsel

Rob Douglas	$338,431	(b)	-16%	$353,320	(7%)(c)
Chief Operating Officer – Asia Pacific

(a)	There was insufficient data for comparing this position, based in part on consideration of Dr. Farrell’s prior roles, to peer group.
(b)	These amounts were approved based on the average annual exchange rate used by ResMed in setting its budget for fiscal year 2009. The AUD:USD exchange rate used was approximately 0.91.
(c)	These amounts were approved in local currency by the Compensation Committee. The numbers are converted to US Dollars based on the fiscal year 2010 average annual exchange rate. The AUD:USD average annual exchange rate was approximately 0.88. The percentage increases for Messrs. Sandercock and Douglas of 5% and 7%, respectively, are reported based on local currency.

Annual Performance-Based Bonuses

The second compensation component is a cash bonus under our annual bonus program. The primary purpose of our annual bonus program is to motivate our executives to meet or exceed our company-wide and regional short-term operating performance objectives. The program is intended to share our success with eligible executives to the extent warranted by our performance and their individual performance, and to provide competitive compensation to eligible executives in a manner consistent with our philosophy of paying for performance. The bonus program is designed to qualify as a performance-based award under our 2009 ResMed Inc. Incentive Award Plan as well as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

In setting appropriate bonus target amounts, the Compensation Committee reviewed the 50th, 60th, and 75th percentiles of peer comparables (both in terms of target amounts and amounts actually earned). The Committee also considered the potential effect of bonus targets on total cash compensation and reviewed total cash compensation at peer comparables at those percentiles.

During fiscal year 2010, the Committee approved target bonus percentages for named executive officers at the same level as in 2009, 70% of base salary for our named executive officers other than our Chief Executive Officer and our Executive Chairman of the Board, who are at 120% of base salary. Maintaining the bonus target percentages established for fiscal year 2009 reflected the Compensation Committee’s continuing preference to place a higher proportion of total cash compensation for these individuals at risk. The increased bonus percentages are designed to deliver total cash compensation roughly between the 60 th and 70th percentiles of comparable peers if the pre-established target performance goals were achieved, while increasing the percentage of our officers’ cash compensation that is at risk based on corporate performance.

For fiscal year 2010, all of our named executive officers participated in a global bonus compensation program based on overall corporate financial performance as measured against pre-established performance measures. This represented a change from fiscal year 2009 with respect to our Chief Operating Officer-Asia Pacific who had participated in a bonus program comprised of a combination of global and regional metrics.

The global performance measures, weightings and potential percentage payouts based on performance under our bonus program for 2010 were substantially similar to those in effect for fiscal 2009. However, for fiscal year 2010 the Compensation Committee determined the year-end bonus as a percentage of actual salary paid during the course of the year, rather than as a percentage of the salary in effect at the end of the year. This also aligned executive compensation practices to those that ResMed uses for non-executive officers.

The fiscal year 2010 global bonus program structure that applied to ResMed’s named executive officers is described in the following table. Payouts between and above the milestones listed below were based on linear interpolations.

Bonus Component	Weighting	No payout	50% payout	100% payout	150% payout	Greater than 150% of payout
Global Revenue – net sales	50%	< 85% of target	85% of target	100% of target	115% of target	>115% of target
Global Profit – net profit after tax as a % of revenue	50%	< 85% of target	85% of target	100% of target	115% of target	>115% of target

Bonus payments for Dr. Farrell and Mr. Gallahue were based on a combination of global metrics as noted above, as well as other specified performance targets. The performance measures described above represented 80% of their total target bonus opportunity, or 96% of their salary at target. The additional specific performance targets represented 20% of their total target bonus opportunity, or 24% of their salary at target. The nine additional specific performance targets had equal weighting assigned to each (2.22%) and were as follows:

•	achieve annual revenue growth of 10% outside of the Americas;

•	achieve quarterly revenue growth of 20% by the fourth quarter of 2010 in the Americas;

•	new product launches;

•	new marketing strategy;

•	documented regional and global strategic planning;

•	establish medical education for physicians;

•	initiatives for diagnostic testing;

•	manufacturing capabilities outside of the US, Europe and Australia; and

•	integration of acquisitions.

The Compensation Committee approves the actual bonus amounts for executive officers before they are paid. For fiscal year 2010, applying the pre-determined bonus payment formula, the Committee approved a total global bonus percentage of 113.26% of target calculated in accordance with the following data:

Bonus Component	Target	Actual Performance	Percentage Payout for the Metric	Resulting Bonus Earned after Weighting
Global Revenue – net sales	$1,002,046	$1,056,607	118.15%	59.08%
Profit – net profit after tax as a % of revenue	19.79%	20.29%	108.37%	54.18%

In addition, the Committee determined that Dr. Farrell and Mr. Gallahue achieved eight out of the nine additional performance targets and that they did not achieve the target relating to developing a new marketing strategy. As discussed above, 20% of their bonus is based on these additional performance measures, while 80% is based on the global revenue and profit metrics. Their total target bonus is 120% of salary. They earned 88.89% of the portion of the target bonus based on the additional performance measures, for a payout of 21.33% of their salary. They earned 113.26% of the portion of their target bonus based on global revenue and profit targets, for a payout on this portion of 108.73% of their salary. Thus, the total bonus payout to Dr. Farrell and Mr. Gallahue for fiscal year 2010 was 108.39% of the target bonus, or 130.06% of their salary.

The following table sets forth the 2010 target and actual bonus payments. The bonus targets for our Australian-based officers are based on the estimated US dollar equivalent described in the “Base Salary” section above. The actual bonus amounts are using the US dollar equivalent based on applicable average annual exchange rates.

Named Executive Officer	Annual Bonus Target %	Annual Bonus Target $	Actual Bonus Pay	Actual Bonus as a % of Target
Peter Farrell	120%	$560,250	$607,255	108%
Executive Chairman of the Board

Kieran Gallahue	120%	$883,950	$958,113	108%
President and Chief Executive Officer

Brett Sandercock	70%	$264,617	$299,706	113%
Chief Financial Officer

David Pendarvis	70%	$283,601	$321,178	113%
Sr. Vice President, Organizational Development and General Counsel

Rob Douglas	70%	$243,266	$275,523	113%
Chief Operating Officer – Asia Pacific

For fiscal year 2011, the Compensation Committee will cap the maximum amount of bonus payout per person under this bonus program structure at 200% of the target bonus for executive officers. Although the Committee retains discretionary authority to award a special bonus in subsequent fiscal years in the event performance metrics demonstrated that a bonus would have exceeded this cap, such a discretionary bonus would not be considered part of ResMed’s Incentive Compensation Plan.

Equity Award Program

The third major component of our named executive officers’ compensation provides a long-term incentive through equity participation. At last year’s annual stockholder meeting, our stockholders approved amendments to our incentive award plan that renamed the plan, increased the number of shares of common stock that may be issued or transferred pursuant to awards under the plan by 1,560,825 shares, from 9,900,000 shares to 11,460,825 shares (or 22,921,650 shares, after giving effect to the two-for-one stock split in August 2010) and extended the maximum term of the plan to September 29, 2019. The plan provides that the number of shares of our common stock available for grant under the Plan will be reduced by (i) two shares for each one share of our common stock granted subject to any “full value award,” which is any award other than a stock option, stock appreciation right or other award for which the holder pays the intrinsic value, and (ii) one share for each share of our common stock granted subject to all other awards granted under the Plan. This ratio enables ResMed to manage the pool of shares allocated for the long-term incentive compensation program more effectively.

The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as the stock price increases. Further, the combined availability of options and restricted stock units enables the award designee the opportunity to balance the incentive award in a manner that suits their particular risk profile and with respect to their own preferences in financial or tax planning in the US and non-US jurisdictions.

Historically, we have provided annual grants of stock options to our named executive officers each fiscal year. Initially, the Committee reviews the grant history, historical burn rates, dilution overhang, and costs, and similar statistics among our peer groups. The Compensation Committee then establishes an annual pool of option shares available for grants, as well as new-hires, promotions and special situations.

During fiscal year 2010, the Committee approved a pool of 2.5 million option equivalents (or 5 million option equivalents after giving effect to the two-for-one stock split in August 2010) for company-wide use, the same number it had approved during fiscal year 2009. The Compensation Committee also provided certain of our employees the choice to select whether their equity awards would be entirely in the form of stock options, entirely in restricted stock units, or an even split between the two. Each restricted stock unit was valued at 3.5 options, based on the relative Black-Scholes value of stock options compared to the value of our restricted stock units, discounted slightly to reflect the lower risk profile of restricted stock units. The net share usage after forfeitures during fiscal year 2010 was 2.7% as a percentage of shares outstanding, consistent with its 3-year average of 2.7%. Gross share usage during the fiscal year was 3.0% slightly below the 3-year average of 3.2%. The fair value of all options granted in fiscal year 2010 was $9.0 million compared to $26.4 million for fiscal year 2009. The fair value of all restricted stock units granted in fiscal year 2010 was $28.1 million. As a percentage of market capitalization, gross expense was 1%, slightly below the 3-year average of 1.1%, while the net expense was 0.9% of market capitalization for fiscal year 2010 was slightly above the 3-year average of 0.84%.

In determining the number of awards granted to specific named executive officers, the Compensation Committee reviews company performance, the number of outstanding awards available, the percentage of the pool represented by the proposed grant, the present value of the proposed grant, existing option ownership, the number of options granted in the prior year and the three prior years, carried interest ownership, and the grant practices of our peer group companies. The Compensation Committee reviewed Frederic W. Cook’s August 2009 report concerning our historic equity grants and practices relative to those of our peer companies.

The consultant reported that our fiscal year 2009 and three-year average award levels were below the median range for our Chief Executive Officer and our other named executive officers, except our Chief Operating Officer – Asia Pacific. In fiscal year 2009, which is the year reviewed when making fiscal 2010 equity award determinations, our named executive officers’ option grants were below the market-cap adjusted median value in aggregate, with only our Chief Operating Officer – Asia Pacific exceeding the comparable median as a result of his dual role in managing regional sales and marketing activities, in addition to his then existing duties with respect to global research and development and manufacturing.

Fiscal Year 2010 Equity Grants

For fiscal year 2010, the Compensation Committee introduced restricted stock units into the equity award program in order to provide a mix of awards that increases the capability of the Compensation Committee to manage more effectively our use of shares under our stock plan, balance the leverage and risk provided by various equity vehicles, more closely conform with practices at our peer companies, and provide more tax-effective equity awards (particularly for our Australian-based executives in light of recent tax law changes concerning option grants). For fiscal year 2010, the Committee reviewed peer company data to determine median equity awards for each officer’s position, except Dr. Farrell, our Founder and Executive Chairman. As in fiscal year 2009, the Committee determined there was not an adequate comparable for Dr. Farrell’s position based on his unique role as founder and former Chief Executive Officer of ResMed . The Committee based Dr. Farrell’s grant on its perception of his level of contribution and effort, and the comparison to our other named executive officers. Mr. Gallahue’s grant was consistent with the grant in the prior year and remained below median compared to CEOs. The allocations for all other officers diverged from their individual market median comparables, and were below the median when measured in the aggregate, with only our Chief Operating Officer – Asia Pacific exceeding the comparable median. The Committee determined that setting grants at approximately the median for all positions, inclusive of named executives and all other officers, was an appropriate benchmark. The Committee approved Mr. Douglas’ grant amount, despite being significantly higher than the median, in order to provide equivalent grants to all of the executive officers, other than the Executive Chairman and the Chief Executive Officer, and help engender cohesion among the management team.

The Compensation Committee implemented the introduction of restricted stock units into the equity program by providing certain employees, including our executive officers, with the choice to prospectively select their equity awards entirely in the form of options or restricted stock units or by an even split among the two forms of equity awards, with each restricted stock unit valued at 3.5 options. This represented a change from the 2009 fiscal year, when all equity awards were in the form of options.

The following table sets forth option equivalent grants (with each restricted stock unit valued at 3.5 options) provided to our named executive officers in fiscal year 2010 with comparisons to the relevant peer data. Each option equivalent grant represents 1 option and 3.5 option equivalent grants represent one restricted stock unit.

Named Executive Officer/Position	2010 Option Equivalent Grant	Median Grant to Peer Group
Peter Farrell	100,000	N/A	(a)
Executive Chairman of the Board

Kieran Gallahue	200,000	230,000
President and Chief Executive Officer

Brett Sandercock	70,000	80,000
Chief Financial Officer

David Pendarvis	70,000	80,000
Sr. Vice President, Organizational Development and General Counsel

Rob Douglas	70,000	40,000
Chief Operating Officer – Asia Pacific

(a)	Insufficient data for comparing this position to peer group.

Because of the time needed to effectively communicate with eligible employees who would be making equity elections, the Compensation Committee determined it was appropriate to vary from its previous practice of making grants effective around the date of the annual stockholder meeting. The election process concluded by, and the Compensation Committee set the grant date at, December 17, 2009. The following table sets forth the elections of our executive officers with regarding to the form of their equity awards.

Named Executive Officer/Position	Awards as Option %	Awards as Restricted Stock Units %
Peter Farrell	100%	0%
Executive Chairman of the Board

Kieran Gallahue	50%	50%
President and Chief Executive Officer

Brett Sandercock	0%	100%
Chief Financial Officer

David Pendarvis	50%	50%
Sr. Vice President, Organizational Development and General Counsel

Rob Douglas	0%	100%
Chief Operating Officer – Asia Pacific

In addition, the Compensation Committee determined that restricted stock unit awards granted to our executive officers and certain senior executives would, in addition to having a four year vesting period, be earned based on performance targets as shown in the table below. These conditions allow ResMed to deduct, for tax purposes, the compensation expense associated with those RSUs, and require that RSUs are only earned when the company meets threshold levels of profitability. After grant, RSUs granted must be earned based on our actual performance compared to targeted levels of earnings for each of the three performance periods: (i) third fiscal quarter, (ii) fourth fiscal quarter, and (iii) the third and fourth fiscal quarters combined. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, the full payout for that period is earned. If the target for a performance period is not met, none of the RSUs for that period is earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted will be earned.

Performance Component	Target	Approximate Actual Performance	Percentage Payout of RSU Award for the Metric
2010 Third Quarter earnings	$22,500,000	$48,800,000	50%
2010 Fourth Quarter earnings	$28,000,000	$53,200,000	50%
2010 Third and Fourth Quarter earnings	$50,500,000	$102,000,000	100%

As a result of our earnings performance for the third and fourth quarters of fiscal 2010, 100% of the RSUs granted were earned.

Once the RSUs are earned, they are subject to a vesting requirement based on service with us, with 25% vesting each year on November 11, with the first vesting to occur on November 11, 2010.

Terms of Stock Options and Restricted Stock Units

Stock options and restricted stock units were issued to our named executive officers during fiscal year 2010 under our 2009 Incentive Award Plan (the “2009 Plan”). The 2009 Plan requires that the exercise price of options equal the fair market value on the day of the grant, as measured by the closing price of our common stock on the NYSE on the grant date. The value of restricted stock units is determined by the closing price of the stock on each NYSE vesting date. Generally, equity awards are exercisable 25% per year on each anniversary of the grant date starting on the first anniversary of the grant date. For fiscal year 2010, the Committee elected to set the vesting for awards to occur on November 11, instead of the anniversary of the December 17th grant date. This date is approximately one year from the 2009 stockholder meeting date, which was the originally intended date for the grant. In addition, as discussed below, vesting is automatically accelerated on a change of control. After vesting, options are exercisable for a maximum period of the earlier of: (1) seven years after the date of grant; or (2) one year after termination, retirement, death or disability.

Policies with Respect to Equity Compensation Awards

The Compensation Committee’s policy is to generally have its annual incentive award grants to named executive officers and non-executive management effective on or about the annual stockholder meeting date. In setting this policy the Compensation Committee considered many factors, including the alignment of this date with the election of directors and the traditional October 1 salary adjustment date. This enables management and the Compensation Committee to combine the salary review process with the option grant process for consistency and administrative convenience and to make awards only after performance in the previous year is known. Also, given our traditional earnings release date in late October or early November, the stockholder meeting is likely to occur in an open window period. In addition, the stockholder meeting date is set and announced several months in advance, providing transparency to the process. Based on these reasons, the Compensation Committee has set the annual stockholder meeting date as the target for our annual stock option grants, although the actual grant date (i.e., the date when the Committee takes formal action to make the grants) may vary by a few days from the annual meeting date due to administrative or other factors. The exercise price for options included in the equity grants will equal the closing price of our common stock on the actual grant date.

The Compensation Committee’s policy with regard to granting incentive awards for promotions, new hire and other special situations is that such grants must be properly approved in advance of or on the grant date and the grant date is to occur on the first business day of the month following the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day. The Compensation Committee has delegated authority to our Senior Vice President, Organizational Development to make grants to employees in connection with new hires, provided that the grants are not to executive officers, are within pre-determined guidelines approved by the Compensation Committee, and are consistent with other practices relating to our equity award program. In fiscal year 2010, our Senior Vice President, Organizational Development approved grants of an aggregate amount of 132,000 option equivalents to individuals under this delegation. Restricted stock units are available for these grants, depending on the recipient’s position and represented 23,000 of the 132,000 option equivalents. These numbers do not give effect to the August 2010 stock split.

Fiscal Year 2011 Equity Ownership Guidelines

In August 2010, after reviewing industry trends and competitive comparisons, the Compensation Committee approved equity ownership guidelines for our executive officer’s in an effort to continue to improve alignment of shareholder and management interest, and to conform to prevalent peer practices. These guidelines will require our Executive Chairman and our President and Chief Executive Officer to achieve stock ownership levels, including vested and unvested restricted stock units, in Company common stock of at least three times their respective annual base salaries within five years. All other named executive officers will be required to own at least 1.5 times their respective annual salaries within five years. If these guidelines are not met, the officer must hold fifty percent of the after-tax proceeds of share sold until meeting the target.

Change of Control and Termination Arrangements

None of our named executive officers has an employment contract providing a right to continued employment. None has a contractual right to receive severance payments if employment is terminated (except in the event of certain change of control events, described below).

Our form of option agreement for named executive officers provides:

•	an extended option exercise period of one year after termination of employment of the executive for any reason; and

•	accelerated option vesting on a change of control.

Our form of restricted stock unit agreement also provides accelerated vesting on a change of control.

These extended exercise provisions are intended to facilitate financial planning after employment terminates and to ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material public information about us. In addition, the accelerated vesting provisions are intended to protect the expected economic benefit of the executive’s equity participation in the event of certain change of control transactions, and to make it easier to attract, retain, and motivate our key executives.

We have change in control agreements with each of our named executive officers and certain other members of our senior management team. These agreements provide certain change of control payments and benefits, including accelerated option and restricted stock unit vesting on a change of control. These agreements also provide for certain additional compensation and benefits, including severance payments based on a multiplier (based on position) of salary, bonus and other benefits, and limited tax-gross up payments, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control. A description of the material terms of our change of control arrangements can be found beginning on page 27 of this proxy statement under “Potential Payments on Termination or Change of Control”. These agreements are maintained in order to recruit and retain new executives, as well as to foster best efforts of management in the deliberation of a potential transaction. The Committee believes that such agreements may continue to attract senior level candidates to ResMed in light of the relatively specialized nature of our product offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the Committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve ResMed. These agreements were reviewed and updated in immaterial ways to ensure compliance with section 162(m) and 409A of the US Internal Revenue Code during fiscal year 2008. These changes included slightly refined definitions for bonus compensation and good reason.

We also have incentive award agreements for all employees that provide for accelerated vesting on a change of control. We provide these vesting terms for employees who are not executive officers for reasons similar to those described above for our named executive officers. In addition, we believe it is consistent with our culture to provide similar benefits to all employees holding options or restricted stock unit awards.

In August 2010, the Committee determined that any new change in control agreements, or any material amendment to an existing agreement, will exclude any obligation of ResMed to provide tax gross-ups to an affected individual for amounts due under the agreement. This represents a change from agreements made in prior fiscal years where such gross-ups were allowable.

Perquisites and Other Benefits

The Committee did not make any material changes in the perquisites and other benefits we provided to our named executive officers. We provided the benefits described below to our named executive officers during fiscal year 2010. The incremental cost to us of these benefits is described in the Summary Compensation Table.

•

We participate in a fractional aircraft interest program to provide for more efficient use of our executives’ time and to provide a more confidential and secure travel environment in which to conduct company business. The aircraft are primarily used for business purposes by our Executive Chairman of the Board, Chief Executive Officer and, to a lesser extent, other named executive officers, subject to Chief Executive Officer approval. We also make the aircraft available to our Executive Chairman of the Board for his personal use. Other named executive officers may travel for personal use together with the Executive Chairman of the Board. We reflect all personal use as a perquisite valued at our incremental costs as set forth in our Summary Compensation Table. The aggregate incremental cost to us for any personal use is reviewed at least annually by the Compensation Committee. Named executive officers may invite their spouses or guests to accompany them on the aircraft during specified business trips subject to space availability. Our Chief Executive Officer is authorized to make limited exceptions to this policy, if viewed as essential or appropriate under the circumstances. Aircraft use by a named executive officer, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the executive based on the IRS Standard Industry Fare Level. We do not reimburse the officers for taxes on the imputed income. In view of the increased productivity and security, we believe that these policies are appropriate to provide a comprehensive and competitive compensation package, particularly to our Executive Chairman of the Board and Chief Executive Officer.

•

We provided comprehensive medical examinations to all of our named executive officers to promote their personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity and longevity.

•

We provided certain named executive officers with access to corporate club memberships they may use for personal and business use, to promote work/life balance, enable business entertainment, and enhance community affiliations.

•

We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. This program is primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The Compensation Committee believes that participation by executive officers in this program enhances the overall sales incentive program and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the program, including a tax gross-up, which is provided to all executive and non-executive participants so that they are not discouraged from participating by tax expenses attributable to this program. Our policy reflects the Compensation Committee’s belief that our named executive officers’ attendance at this program is a part of their general business duties.

•

We also offer paid time off, medical plans, dental plans, vision plans, tax qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers generally are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.

Tax Considerations

Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation for certain named executive officers exceeds $1 million in any one year. Under Section 162(m) the deduction limit does not apply to payments that constitute “qualified performance-based compensation.” Generally, objectively determinable performance bonus payments and option grants to our named executive officers are intended to constitute “qualified performance-based compensation” under Section 162(m) and not be subject to the Section 162(m) limit. However, in certain circumstances, the Committee may provide bonus payments, option grants, and other payments and awards that do not constitute “qualified performance-based compensation” if the Committee determines such payments and awards would be in the best interest of ResMed. If compensation to certain named executive officers does not constitute “qualified performance-based compensation,” ResMed’s deduction for US federal income tax purposes for such compensation may be wholly or partially disallowed under Section 162(m). Payments under our bonus program for fiscal 2010, and the stock options grants and restricted stock units granted to our executive officers are each intended to qualify as performance-based compensation for purposes of section 162(m) of the US Internal Revenue Code.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change in control and exceed in the aggregate three times the executive’s base amount. Excess parachute payments are subject to a 20% excise tax and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of stock options and certain o severance payments) could be excess parachute payments. The change of control agreements generally provide that tax gross up payments will be made only if aggregate payments and distributions to an executive are 10% or greater than 2.99 times the executive’s “base amount,” as calculated under relevant US Internal Revenue Code provisions. In August 2010, the Committee determined that any new change in control agreements, or any material amendment to an existing agreement, will exclude any obligation of ResMed to provide tax gross-ups to an affected individual for amounts due under the agreement

Summary Compensation Table

The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2010, and June 30, 2009, and June 30, 2008. We compensate our executive officers in their residences’ local currency. The compensation amounts for Australian-based named executive officers are presented in US dollars based on an average annual conversion rate determined on June 30, 2010.

Named Executive Officer and Principal Position	Year	Salary(a)	Bonus(b)	Option Awards(c)	Stock Awards(d)	Non-Equity Incentive Plan Compensation(e)	All Other Compensation(f)	Total
Peter Farrell	2010	$466,875	$0	$1,622,780	$0	$607,255	$87,738	$2,784,648
Executive Chairman	2009	$450,000	$0	$1,054,000	$0	$597,499	$140,656	$2,242,155
	2008	$557,500	$40,000	$1,312,000	$0	$294,179	$526,808	$2,730,487

Kieran Gallahue	2010	$736,625	$0	$1,622,780	$1,459,407	$958,113	$52,253	$4,829,178
President & Chief Executive Officer	2009	$701,250	$0	$2,108,000	$0	$942,721	$47,723	$3,799,694
	2008	$547,500	$0	$3,936,000	$0	$495,336	$204,868	$5,183,704

Brett Sandercock	2010	$378,025	$0	$0	$1,021,600	$299,706	$37,843	$1,737,174
Chief Financial Officer	2009	$300,473	$0	$737,800	$0	$270,773	$29,634	$1,338,680
	2008	$325,286	$0	$852,800	$0	$160,508	$31,627	$1,370,221

David Pendarvis	2010	$405,144	$0	$567,973	$510,800	$321,206	$49,847	$1,854,970
Sr. Vice President, Organizational Development and General Counsel	2009	$381,625	$0	$737,800	$0	$343,902	$39,873	$1,503,200
	2008	$347,500	$0	$852,800	$0	$169,331	$26,923	$1,396,554

Rob Douglas	2010	$347,524	$0	$0	$1,021,600	$275,523	$35,098	$1,679,745
Chief Operating Officer – Asia Pacific	2009	$278,578	$0	$957,400	$0	$245,337	$27,663	$1,508,978
	2008	$280,419	$0	$590,400	$0	$139,108	$28,201	$1,083,128

(a)	Includes salary deferred under defined contribution retirement plans such as our 401(k) Plan in the US. Had these amounts not been deferred, they would have been payable to the officer in cash during the year.
(b)	The amounts shown under the column titled “Bonus” are discretionary bonuses and do not reflect the cash compensation paid under our annual performance–based cash bonus program. Cash compensation paid under our annual performance–based cash bonus program are shown in the column titled, “Non-Equity Incentive Plan Compensation.”
(c)	The amounts shown are the grant date fair value of stock options granted in the year indicated as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation, as amended (“FASB ASC Topic 718”). For a discussion of valuation assumptions, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010.

In order to present prior year compensation amounts on a comparable basis with compensation amounts for fiscal year 2010 as required by new SEC rules, amounts previously reported in the “Summary Compensation Table” for fiscal year 2009 and fiscal year 2008 have been revised to reflect the grant date fair values of stock options granted in each fiscal year determined in accordance with FASB ASC Topic 718.

(d)	The amounts shown are the grant date fair value of stock awards granted in the year indicated as computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions for 2010, see Note 2(r) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended June 30, 2010.

Stock options and restricted stock unit awards granted to our named executive officers in fiscal years 2007 through 2010 are governed under our 2009 Plan, which amended our 2006 Incentive Award Plan. The options are exercisable for a maximum period of 7 years after the grant date and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date. Stock options granted to the named executive officers in fiscal year 2006 and earlier years were made under our 1997 Equity Participation Plan, are exercisable for a maximum of 10 years after the grant date, and have an exercise price equal to closing price of our common stock on the NYSE on the last trading day before the grant date. Stock options granted after December 1, 2005, through the end of fiscal year 2009 are exercisable 25% per year on each anniversary of the grant date.

Awards granted in fiscal year 2010 will vest 25% per year beginning on November 11, 2010. This exercise schedule may be accelerated in certain specific situations, and are subject to earlier termination in connection with a termination of service with us.

(e)	Represents actual payouts under our performance-based cash bonus programs for the fiscal years shown. See “Compensation Discussion and Analysis – Annual Performance Based Bonuses” and the “Grants of Plan Based Awards Table” for a more complete description of the 2010 bonus program.

(f)	The amounts shown consist of our incremental cost for the provision in fiscal 2010 to our named executive officers of certain specified perquisites, as follows:

Named Executive Officer	Medical Exams	Personal Use of Company Aircraft(i)	Personal Use of Corporate Club Memberships(ii)	Sales Incentive Award Trip(iii)		Other (iv)
				Travel	Tax Gross Up
Peter Farrell	$0	$35,293	$5,353	$7,677	$6,740	$32,675
Kieran Gallahue	$1,758	$1,532	$5,353	$6,590	$5,971	$31,049
Brett Sandercock	$751	$0	$0	$0	$0	$37,092
David Pendarvis	$3,900	$1,576	$5,353	$6,425	$5,820	$26,773
Rob Douglas	$751	$0	$0	$0	$0	$34,347

(i)	The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, such as the occupied hourly rate, fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was previously scheduled to the destination for a business purpose. Since the aircraft are primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.
(ii)	The incremental cost of personal use of our golf club membership is allocated equally among Dr. Farrell, Mr. Gallahue and Mr. Pendarvis.
(iii)	We provided certain of our named executive officers with benefits in connection with a sales incentive award travel program. Amounts above represent the cost of the executive officer’s participation in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses for the executive officer and the officer’s spouse or guest. The cost shown as tax gross up represents the amount we reimbursed the officer for tax associated with income imputed to the officer in connection with the program. We provide tax gross ups to all employees who participate in this program. We do this to encourage participation in the program, because they might otherwise be discouraged from participating by tax expenses attributable to this program. Attendance is part of the attending executive officer’s management duty and enhances the effectiveness of the sales incentive program.
(iv)	The amounts shown as “Other” include a holiday gift card ($25 provided to all of our US employees), matching contributions we made under our US 401(k) Plan, government-mandated contributions we made under the ResMed Limited Superannuation Plan (a defined contribution retirement program for our Australia-based employees), and executive long- term disability premiums paid by us on behalf of our named executive officers. Those amounts for fiscal 2010 were as follow:

Named Executive Officer	Company contribution to 401(k) and non-US Retirement	Insurance Premiums
Peter Farrell	$12,500	$20,150
Kieran Gallahue	$11,632	$19,392
Brett Sandercock	$34,021	$3,071
David Pendarvis	$12,143	$14,605
Rob Douglas	$31,276	$3,071

We contribute to the US 401(k) Plan for each of our named participating executive officers on the same terms that apply to all other eligible employees. For fiscal year 2010 we made an automatic matching contribution to the plan equal to 4% of eligible participants’ base salary, normal bonus and commissions up to a maximum of 6% subject to US Internal Revenue Code limits on the maximum amount of pay that may be recognized. We contribute to the ResMed Limited Superannuation Plan in Australia at the government-mandated rate of 9% of total base salary. We pay the cost of an executive long-term disability policy that provides for additional benefits for US-based executives (including US-based named executive officers) not generally available to other employees. Amounts shown above represent premiums paid for both generally-available and additional insurance.

Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2010, and does not give effect to our August 2010 stock split.

	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)				Estimated Possible Payouts Under Equity Incentive Plan Awards(c)			All Other Option Awards: Number of Securities Underlying Options(c)	Exercise Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards(d)
Named Executive Officer			Threshold	Target	Max.		Threshold	Target	Max.
Peter Farrell	8/17/09	8/17/09	$224,100	$560,250	(b	)
	12/16/09	12/17/09					n/a	n/a	n/a
	12/16/09	12/17/09								100,000	$51.08	$1,622,780
Kieran Gallahue	8/17/09	8/17/09	$353,580	$883,950	(b	)
	12/16/09	12/17/09					14,286	28,571	28,571			$1,459,407
	12/16/09	12/17/09								100,000	$51.08	$1,622,780
Brett Sandercock	8/17/09	8/17/09	$132,309	$264,617	(b	)
	12/16/09	12/17/09					10,000	20,000	20,000			$1,021,600
	12/16/09	12/17/09								n/a	n/a
David Pendarvis	8/17/09	8/17/09	$141,801	$283,601	(b	)
	12/16/09	12/17/09					5,000	10,000	10,000			$510,800
	12/16/09	12/17/09								35,000	$51.08	$567,973
Rob Douglas	8/17/09	8/17/09	$121,633	$243,266	(b	)
	12/16/09	12/17/09					10,000	20,000	20,000			$1,021,600
	12/16/09	12/17/09								n/a	n/a

(a)	Represents potential payouts under our annual performance based cash bonus program for fiscal year 2010. See “Compensation Discussion and Analysis – Annual Performance-Based Bonuses” for a more complete description of the 2010 bonus program. The bonuses actually paid under the 2010 bonus program are reflected in the Summary Compensation Table. The threshold amounts for Messrs. Farrell and Gallahue are paid out based on achievement of one of the two global financial measures and represent 40% of their target bonuses as 80% of their target bonuses are based on the two global financial measures and the remaining 20% of their target bonuses are based on other specified measures. The threshold amounts for Messrs. Sandercock, Douglas and Pendarvis are paid out on achievement of one of the two global financial measures and represent 50% of their target bonuses as 100% of their target bonuses are based on the two global financial measures.
(b)	There was no cap on the amounts payable under our bonus plans during fiscal year 2010. A cap has been introduced for fiscal year 2011. See “Compensation Discussion and Analysis – Annual Performance-Based Bonuses” for a description of the new cap.
(c)

Our Named Executive Officers were given a choice as to receive their annual equity award as 100% options, 100% performance-based restricted stock units (RSUs) or 50% of each; with each RSU representing the equivalent of 3.5 options. RSU awards granted to our executive officers in fiscal year 2010 were issued under our 2009 Plan and were earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2010. Fifty percent of the RSUs are earned based on our achievement of 2010 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2010 four quarter earnings target, while 100% of the RSUs could be earned based on achievement of a combined 2010 third and fourth quarter earnings target. In addition, earned RSUs are subject to a service-vesting condition of 25% per year on November 11th of each year following the December 17, 2009 grant date. The threshold amounts shown in the table above are 50% of the RSUs granted, assuming that either the 2010 third quarter or fourth quarter earnings target is achieved. The target and maximum amounts shown in the table above are 100% of the RSUs granted, assuming that both the third quarter and fourth quarter earnings targets or the combined third and fourth quarter target are achieved. For more information of the performance targets, see “Compensation Discussion and Analysis – Policies with Respect to Equity Compensation Awards.” Based on actual performance, 100% of the units were earned for fiscal 2010 performance.

Stock options granted to our executive officers in fiscal year 2010 were issued under our 2009 Plan, are exercisable 25% per year on November 11th of each year following the grant date and have an exercise price equal to the closing price of our common stock on the NYSE on the grant date.

(d)	The dollar value of options shown represents the grant date fair value based on the Black-Scholes model of option valuation, as computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value estimated by the Black-Scholes model. The following assumptions were used in the Black-Scholes model:

December 17, 2009
Market price of stock	$51.08
Exercise price of option	$51.08
Expected stock volatility	31.64%
Risk-free interest rate	2.24%
Expected life	5.01 years
Dividend yield	0

The dollar value of restricted stock units shown represents the grant date fair value, based on the $51.08 closing value on December 17, 2009, the day of the grant.

Outstanding Equity Awards at Fiscal Year(s) End

The following table sets forth summary information regarding outstanding equity awards held by our named executive officers at June 30, 2010, and does not give effect to our August 2010 stock split.

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(a)	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
Peter Farrell	0	100,000	$51.08	December 17, 2016	0	0
	120,000	0	$38.50	February 3, 2016
	25,000	75,000	$31.04	November 20, 2015
	111,980	0	$24.94	January 20, 2015
	50,000	50,000	$42.05	November 7, 2014
	115,180	0	$20.75	December 19, 2013
	150,000	50,000	$46.19	November 10, 2013
	152,088	0	$25.28	July 2, 2011

Kieran T. Gallahue	0	100,000	$51.08	December 17, 2016	28,571	$1,737,403
	30,000	0	$38.50	February 3, 2016
	28,000	150,000	$31.04	November 20, 2015
	4,000	0	$24.94	January 20, 2015
	150,000	150,000	$42.05	November 7, 2014
	56,250	18,750	$46.19	November 10, 2013

Brett Sandercock	0	2,500	$47.75	July 7, 2016	20,000	$1,216,200
	5,000	0	$40.80	December 1, 2015
	17,500	52,500	$31.04	November 20, 2015
	32,500	32,500	$42.05	November 7, 2014
	33,750	11,250	$46.19	November 10, 2013

David Pendarvis	0	35,000	$51.08	December 17, 2016	10,000	$608,100
	35,000	0	$38.50	February 3, 2016
	0	52,500	$31.04	November 20, 2015
	8,020	0	$24.94	January 20, 2015
	32,500	32,500	$42.05	November 7, 2014
	30,000	10,000	$46.19	November 10, 2013
	5,346	0	$18.70	May 27, 2013
	21,713	0	$13.82	October 1, 2012

Robert Douglas	40,000	0	$38.50	February 3, 2016	20,000	$1,216,200
	0	52,500	$31.04	November 20, 2015
	5,000	15,000	$37.34	August 1, 2015
	22,500	8,750	$42.05	November 7, 2014
	26,250	17,500	$46.19	November 10, 2013

(a)	The table below shows the vesting schedules relating to option awards represented in the above table, by their expiration dates.

Option Awards Vesting Schedule

Expiration Date	Grant Date	Vesting Schedule
December 17, 2016	December 17, 2009	Four equal installments on November 11 of 2010, 2011, 2012 and 2013

July 7, 2016	July 7, 2006	Four equal installments on July 7 of 2007, 2008, 2009 and 2010

November 20, 2015	November 20, 2008	Four equal installments on November 20 of 2009, 2010, 2011 and 2012

August 1, 2015	August 1, 2008	Four equal installments on August 1 of 2009, 2010, 2011 and 2012

November 7, 2014	November 7, 2007	Four equal installments on November 7 of 2008, 2009, 2010 and 2011

November 10, 2013	November 10, 2006	Four equal installments on November 10 of 2007, 2008, 2009 and 2010

(b)	Restricted stock unit awards granted to our executive officers in fiscal year 2010 were issued under our 2009 Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2010. Fifty percent of the RSUs are earned based on our achievement of 2010 third quarter earnings target and 50% of the RSUs are earned based on our achievement of the 2010 four quarter earnings target while 100% of the RSUs could be earned based on our achievement of a combined 2010 third and fourth quarter earnings target. At June 30, 2010, these shares were unearned because the Compensation Committee had not made a determination regarding whether the third or fourth quarter earnings targets, or the combined target, had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs based on the assumption that the third and fourth quarter earnings targets or the combined earnings target would be achieved. The Compensation Committee determined in August 2010 that the third and fourth quarter earnings targets were achieved. The market value is equal to the number of RSUs multiplied by the closing price of our common stock ($60.81 pre-split) on the NYSE at June 30, 2010, the last day of our fiscal year.

Option Exercises and Stock Vested

The following table summarizes the option exercises for each of our named executive officers for the fiscal year ended June 30, 2010, and do not give effect to our August 2010 stock split. None of our named executive officers held any stock awards that vested during fiscal 2010. The numbers in the table do not give effect to our August 2010 stock split.

Named Executive Officer	Number of Securities Acquired on Exercise	Value Realized on Exercise(a)
Peter Farrell	123,334	$4,449,454
Kieran Gallahue	205,000	$6,764,880
Brett Sandercock	37,500	$710,700
David Pendarvis	49,480	$1,377,746
Rob Douglas	27,500	$720,029

(a)	Represents the difference between the market price of a share of common stock on the date of exercise, less the exercise price for each share so exercised.

Potential Payments on Termination or Change-of-Control

Beginning in July 2007, we entered into agreements with each of our named executive officers and certain other members of senior management (a total of 18 currently employed people as of September 14, 2010), that provide certain change of control payments and benefits. In December 2008, the agreements were amended to conform to recent changes in IRS regulations, in particular, US Internal Revenue Code Sections 409A and 162(m). These changes included slightly refined definitions for bonus compensation and good reason.

On the effective date of a “change of control” as defined in the agreement and summarized below, all of the executive’s unvested stock options, restricted stock, restricted stock units, performance shares or performance units will vest in full.

In addition, if at any time during the period that commences six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain additional compensation and benefits from us. The conditions that entitle an executive to additional compensation are:

•	the executive voluntarily terminates his employment for “good reason” (as defined in the agreement and summarized below); or

•	we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); and,

•	if we terminate other than for “cause” before the change of control, the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.

In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:

•

A severance payment equal to two times (in the cases of Dr. Farrell and Mr. Gallahue), or 1.5 times (in the cases of Mr. Sandercock, Mr. Pendarvis and Mr. Douglas), the sum of the executive’s: (a) highest annual rate of base salary paid to the executive during the three year period ending on the date the executive is terminated (the “termination base salary”); plus (b) the higher of (i) the highest actual bonus received by the executive during the past three years before the year of termination or (ii) a specified percentage of the termination base salary (120% in the case of Dr. Farrell and Mr. Gallahue and 70% in the case of Mr. Sandercock, Mr. Pendarvis and Mr. Douglas); plus (c) the pro-rata portion of bonus amounts earned through the date of termination; plus (d) the amount we would be required to contribute on the executive’s behalf under our pension, 401(k), deferred compensation and other retirement plans based on the executive’s termination base salary;

•	the executive will become fully vested in the executive’s accrued benefits under all pension, 401(k), deferred compensation or any other retirement plans maintained by us;

•	all of the executive’s unvested stock options and shares of restricted stock, restricted stock units, performance shares or performance units will vest in full;

•

we will provide medical and dental health benefits for two years (in the cases of Dr. Farrell and Mr. Gallahue) or 1.5 years (in the cases of Mr. Sandercock, Mr. Pendarvis and Mr. Douglas) following the date of termination; and

•

payment of an amount sufficient to offset the impact of any “excess parachute payment” excise tax payable by the executive under the provisions of the US Internal Revenue Code if the aggregate payments and distributions to the executive exceed a threshold of 10% greater than 2.99 times the executive’s base amount.

All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.

Throughout the change of control payout period (two years in the cases of Dr. Farrell and Mr. Gallahue and 1.5 years in the cases of Mr. Sandercock, Mr. Pendarvis and Mr. Douglas), the executive will not induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any such person, business, entity or activity or initiate or further any such business or activity. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.

The initial term of the agreements terminates on December 1, 2011, the third anniversary of the effective date of the agreements. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods.

“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of his or her business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.

A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition, subject to certain exceptions; (b) individuals who, as of the date hereof, constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (i) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (ii) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (iii) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.

“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities and authority that are materially diminished when compared with executive’s duties, responsibilities and authority with us immediately before the change of control; (b) a material reduction in executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to executive under the benefit plans and arrangements executive is participating in at the time of the change of control; (d) any failure by us to continue in effect, or any material reduction in target bonus opportunity or any material increase in target performance objectives under any bonus or incentive plan or arrangement in the executive is participating in at the time of the change of control, that results in a material negative change in the executive’s bonus or incentive compensation; (e) material diminution in the budget executive retains authority over at the time of the change of control; (f) any requirement by us that the executive be based anywhere that is at least fifty (50) miles away from both (i) the executive’s office location as of the date of the change of control and (ii) the executive’s then primary residence, except for required travel by the executive on our business; (g) any failure by us to obtain the assumption of this agreement by our successor or assign; or (h) any purported termination by us of executive’s employment that is not effected by a notice of termination satisfying the requirements set forth in the agreement.

In accordance with SEC rules and requirements, the following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements assuming that a change of control and qualifying termination of employment occurred on June 30, 2010, the last business day of fiscal year 2010. Excluded are benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our life and other insurance policies. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a qualifying termination in connection with a change of control, our named executive officers will receive, in addition to the cash compensation earned for such period, the amounts reflected below. The compensation amounts for Australian-based named executive officers are presented in US dollars based on the conversion rate in effect at the close of business June 30, 2010.

Named Executive Officer	Cash Severance(a)	Health and Insurance(b)	Retirement Plan Contributions(c)	Value of Award Acceleration(d)	Total Value(e)
Peter Farrell	$3,920,000	$33,393	$19,600	$4,874,750	$8,847,743
Kieran Gallahue	$4,271,042	$37,688	$19,600	$10,264,028	$14,592,357
Brett Sandercock	$1,222,144	$4,385	$50,072	$3,585,950	$4,862,551
David Pendarvis	$1,417,908	$17,505	$19,600	$3,267,475	$4,722,488
Rob Douglas	$1,121,585	$4,385	$46,242	$3,681,200	$4,853,413

(a)	Represents the dollar value of cash severance under the formula described above. The amounts do not include a pro-rated bonus for fiscal year 2010 as the trigger event occurs on the last day of fiscal 2010, and thus the payout would be the same as if the trigger event had not occurred.
(b)	Represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage.
(c)	Represents the dollar value of retirement plan contributions, under the formula described above and based on the executive’s termination base salary.

(d)	The value of option acceleration is based on the difference between the option exercise price and the closing price of our common stock ($60.81 pre-split) on the NYSE on June 30, 2010. The value of acceleration of outstanding restricted stock units is based on the closing price on our common stock on the NYSE on June 30, 2010. All outstanding options and restricted stock units would accelerate on the change of control, even without a qualifying termination of employment. If additional options or restricted stock units are granted after the change of control but before a qualifying termination of employment, the vesting of such additional options and restricted stock units would accelerate on the qualifying termination of employment.
(e)	Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).

Risk Considerations in Compensation Programs

The Compensation Committee reviewed our compensation programs for executives as well as our compensation policies and practices for all employees, to evaluate whether such policies or practices present an environment that would facilitate excessive risks or behaviors. The Committee concluded that our programs, policies and practices, are not reasonably likely to have a material adverse affect on our company. This conclusion was supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-, long- and incentive-based compensation, and use of performance based targets and evaluations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our 2010 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2010 Annual Meeting of stockholders.

COMPENSATION COMMITTEE

Ronald Taylor, Chair

Gary Pace

Richard Sulpizio

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding stock option plan balances as of June 30, 2010 and does not give effect to our August 2010 stock split:

Plan Category	Number of securities to be issued on exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	8,954,338	(a)	$36.70	(b)	3,529,178	(c)
Employee Stock Purchase Plan approved by security holders	N/A		N/A		540,011
Equity compensation plans not approved by security holders	0		0		0

Total	8,954,338		$36.70		4,069,189

(a)	Represents options and restricted stock units outstanding under our 2009 Plan. Includes 8,417,968 shares to be issued on exercise of outstanding options and a total of 536,370 shares of common stock subject to outstanding restricted stock units (representing the maximum number of shares that could be earned as of June 30, 2010 assuming maximum achievement of performance-related conditions in 2010).
(b)	Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the 536,370 shares of common stock subject to restricted stock units.
(c)	Represents shares available for issuance under our 2009 Plan.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and individuals who own more than ten percent of a registered class of our equity securities to file with the US Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of change in ownership of our common stock and other equity securities. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of the forms we received, or written representations from certain reporting individuals, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and 10% stockholders during fiscal year 2010 were satisfied.

AUDIT MATTERS

Audit Fees

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2010 and 2009, and fees billed for other services rendered by KPMG LLP.

Fees	2010	2009
Audit Fees(1)	$1,685,747	$1,823,397
Audit Related Fees(2)	$0	$0
Tax Related Fees(3)	$1,700	$0
All Other Fees(4)	$18,000	$0

Total Fees	$1,705,447	$1,823,397

(1)	Fees for audit services consisted of: (i) audit of our annual financial statements; (ii) reviews of our quarterly financial statements; (iii) consents and other services related to SEC matters and (iv) Sarbanes-Oxley Act, Section 404 Attestation Report.
(2)	Fees for audit-related services normally consist of: (i) audits and/or due diligence associated with mergers/acquisitions; (ii) financial accounting and reporting consultations; (iii) Sarbanes-Oxley Act, Section 404 advisory services; and (iv) employee benefit plan audits.
(3)	Fees related to tax for international corporate services.
(4)	Fees related to review and approvals of financial statements in relation to filing of an S-8 registration statement.

Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees.

Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

Audit Committee Report

Following is the report of the Audit Committee with respect to ResMed’s audited financial statements for the fiscal year ended June 30, 2010, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the three years in the period ended June 30, 2010 and the notes thereto.

The role of the Audit Committee is to oversee ResMed’s financial reporting process on behalf of our board of directors. ResMed’s management has the primary responsibility for its financial statements as well as its financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of ResMed’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles. In this context, the Audit Committee has reviewed and discussed with management and its independent auditors, KPMG LLP, ResMed’s audited financial statements as of and for the year ended June 30, 2010. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by PCAOB regarding the independent auditors’ communications with the Audit Committee concerning the accountant’s independence and it has discussed with the auditors their independence from ResMed and its management.

The members of the Audit Committee are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the members of the Audit Committee necessarily rely on the information, opinion, reports and statements presented to them by ResMed’s management and by the independent auditors. The Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that ResMed’s financial statements are accurate, that the audit of the financial statements has been conducted in accordance with generally accepted auditing standards or that ResMed’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in ResMed’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010, for filing with the SEC.

AUDIT COMMITTEE

Michael A. Quinn, Chair

Christopher G. Roberts

John Wareham

The above report of the Audit Committee will not be deemed to be incorporated by reference to any filing by ResMed under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that ResMed specifically incorporates it by reference.

MATTER TO BE ACTED ON – PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between 1 and 13 members, with the exact number to be specified by the board of directors from time to time. The current authorized number of directors is 8.

The board is divided into 3 classes. One class is elected every year at our annual meeting for a term of three years. The class of directors whose term expires in 2010 has three members, Kieran Gallahue, Michael Quinn and Richard Sulpizio. Accordingly, three directors are to be elected at this annual meeting, who will hold office until the 2013 Annual Meeting or until the director’s earlier death, disability, resignation or removal.

On the Nominating and Governance Committee’s recommendation, our board of directors has nominated Kieran Gallahue, Michael Quinn and Richard Sulpizio for re-election as a director at this annual meeting. We are soliciting proxies in favor of these nominees and proxies will be voted for them unless otherwise specified. If Kieran Gallahue, Michael Quinn and Richard Sulpizio become unable or unwilling to serve as directors, the proxies will be voted for the election of such other person, if any, as the board of directors shall designate.

Information concerning the nominees for director and the other directors who will continue in office after our annual meeting is set forth below:

Director	Current Term Expiration	Age	Position
Kieran Gallahue	2010	47	Chief Executive Officer, President and Director, nominee for re-election
Michael Quinn(1)(3)	2010	63	Director, nominee for re-election
Richard Sulpizio(1)(2)	2010	61	Director, nominee for re-election
Christopher Roberts(1)(3)	2011	57	Director
John Wareham(1)(3)	2011	69	Director
Peter Farrell	2012	68	Executive Chairman of the Board
Gary Pace(1)(2)	2012	63	Lead Director
Ronald Taylor(1)(2)	2012	63	Director

(1)	Member of the Nominating and Governance Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee

The following biographical information is furnished with regard to our directors (including nominees) as of June 30, 2010.

Nominees for Election at our Annual Meeting to Serve for a Three-Year Term Expiring at the 2013 Annual Meeting

Kieran Gallahue has served as our Chief Executive Officer and director since January 1, 2008, and has been our President since September 2004. He began his career at ResMed in January 2003 as President and Chief Operating Officer of the Americas. Before joining ResMed, Mr. Gallahue served as President of Nanogen, Inc., a San Diego-based DNA research and medical diagnostics company. Mr. Gallahue also held the roles of Chief Financial Officer and Vice President of Strategic Marketing for Nanogen. From 1995 to 1997 he served as Vice President of the Critical Care Business Unit for Instrumentation Laboratory, or IL. Before 1995, Mr. Gallahue held various marketing, sales and financial positions within IL, Procter & Gamble and GE. Mr. Gallahue holds a B.A. from Rutgers University and an M.B.A. from Harvard Business School. He currently serves on the board of Volcano Corporation, a NASDAQ-listed company that designs, develops, manufactures and commercializes a suite of intravascular ultrasound and functional measurement products that enhance the diagnosis and treatment of vascular and structural heart disease.

Mr. Gallahue’s background reflects significant executive experience with our company, knowledge of our business and historical understanding of its operations, and prior executive experience in other publicly-held medical device companies. This experience includes three years as a member of the Audit Committee of Volcano Corporation and his current participation as a member of the Governance Committee for that company. Mr. Gallahue’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Michael Quinn has served as our director since September 1992. Since April 1999, Mr. Quinn has been the Chief Executive Officer of Innovation Capital, an Australian/US venture capital fund. From February 1992 to April 1999, he was a management and financial consultant. From July 1988 to January 1992, Mr. Quinn served as Executive Chairman of the Board of Phoenix Scientific Industries Limited, a manufacturer of health care and scientific products listed on the ASX. Before that, Mr. Quinn was a co-founder and managing director of Memtec, a NYSE-listed environmental filtration company. Mr. Quinn holds both a B.Sc. in physics and applied mathematics and a B.Ec. from the University of Western Australia, an M.B.A. from Harvard University and an Australian Financial Services License issued by the Australian Securities and Investment Commission. He is currently a member of the board of directors of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX, and of CAP-XX Limited, a London Stock Exchange-listed company that manufactures and markets super capacitors.

Mr. Quinn’s background reflects significant executive and directorial experience with publicly-held medical device companies, as well as other financial expertise. His experience includes four years of service as a member the Audit Committee of CAP-XX Limited and three years of service as a member of the Audit & Remuneration Committee of QRxPharma. Mr. Quinn’s skills and experience led our board of directors to the conclusion that he should serve as a director.

Richard Sulpizio has served as a director since August 2005. He currently serves as President and Chief Executive Officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated responsible for mobile communications and services to the transportation industry. Mr. Sulpizio has held leadership positions with Qualcomm for over 15 years, including serving as a member of Qualcomm’s Board of Directors from 2000 until 2007. Before joining Qualcomm, Mr. Sulpizio worked for eight years at Unisys Corporation, a diversified computer and electronics company, and 10 years at Fluor Corporation, an engineering and construction company. Mr. Sulpizio currently serves as a director of CA Technologies, Inc., an information technology management software company. He also serves on the advisory board of the University of California San Diego's Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation. Mr. Sulpizio holds a B.A. from California State University, Los Angeles, and an M.S. in Systems Management from the University of Southern California.

Mr. Sulpizio’s background reflects significant executive and operational experience with publicly-held technology companies, including his service as the President and Chief Operating Officer of QUALCOMM, and seven years as a member of the Strategic Committee of that company. In addition, Mr. Sulpizio also serves as a member of the Compensation and Governance Committees of CA Technologies. Mr. Sulpizio’s experience and skills led our board of directors to the conclusion that he should serve as a director.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.

Directors Continuing in Office until our 2011 Annual Meeting

Christopher Roberts has served as our director since September 1992. He also served as our director from August 1989 to November 1990. Since February 2004, he has been Chief Executive Officer and President of Cochlear Limited, an ASX-listed cochlear implant company for the treatment of severe and profound deafness. Between August 1992 and January 2004, he was ResMed’s Executive Vice President responsible for European and Asia-Pacific commercial operations. Between 1976 and 1992 he served in various positions in medical device companies, including President of BGS Medical (Denver, Colorado), an orthopedic implant company. Dr. Roberts holds a B.E. in chemical engineering with honors from the University of New South Wales, an M.B.A. from Macquarie University, a Ph.D. in biomedical engineering from the University of New South Wales, and a Doctor of Science, honoris causa, from Macquarie University. He is a Fellow of the Australian Academy of Technological Sciences and Engineering (FTSE) and a Fellow of the Australian Institute of Company Directors (FAICD). He was a member of the National Health and Medical Research Council (NHMRC), Australia’s health and medical research and advisory body for the 2003-2006 triennium, and was the Chairman of Research Australia, a non-profit organization from 2003 to 2010.

Dr. Roberts’ knowledge of our business gained through his significant executive service as our Executive Vice President responsible for our European and Asia-Pacific commercial operations, combined with his executive experience with other publicly-held international medical device companies led our board of directors to the conclusion that he should serve as a director.

John Wareham has served as our director since January 2005. From September 1993 to January 2004 Mr. Wareham was the President of Beckman Coulter, Inc. a NYSE-listed biomedical company that develops and markets instruments, chemistries, software and supplies to simplify and automate laboratory processes. Mr. Wareham also served as CEO from August 1998 to February 2005 and Chairman from January 1999 to April 2005. Before joining Beckman Coulter in 1984, Mr. Wareham was President of Norden Laboratories, Inc., a wholly-owned subsidiary of SmithKline Beckman. He first joined a predecessor of SmithKline Beckman Corporation in 1968. Mr. Wareham is a director and non-executive Chairman of STERIS Corporation, a NYSE-listed market leader in infection prevention, decontamination and health science technologies, products and services. Also, he served as a director of Greatbatch Inc., a NYSE-listed developer and manufacturer of critical components used in implantable medical devices and other technically demanding applications. Mr. Wareham did not stand for re-election to the Greatbatch board in May 2010. Mr. Wareham has also previously served as a director of Accuray, Inc., a NASDAQ-listed company involved in the radiosurgery market, and resigned from its board in January 2010. Mr. Wareham holds a B.S. in Pharmacy, cum laude, from Creighton University in Omaha, Nebraska, and was licensed previously by several state boards of pharmacy. He also received an MBA from Washington University in St. Louis, Missouri.

Mr. Wareham’s background reflects significant executive and operational experience with publicly-held medical technology companies, including as President of Beckman Coulter, as well as directorial and governance experience on committees of other public companies. This experience includes more than four and five years of service on the Compliance and Compensation Committees of STERIS, respectively, six years of experience on the Technology and Audit Committees of Greatbatch and two years experience on the Compensation Committee of Accuray. Mr. Wareham’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Directors Continuing in Office until our 2012 Annual Meeting

Peter Farrell is founder of ResMed and has been Chairman and a director of ResMed since its inception in June 1989. Dr. Farrell also served as Chief Executive Officer from July 1990 until December 2007; from January 2008 Dr. Farrell has served as Executive Chairman; and from ResMed’s formation in 1989 until September 2004, Dr. Farrell was also ResMed’s President. From July 1984 to June 1989, Dr. Farrell served as Vice President, Research and Development at various subsidiaries of Baxter International, Inc. (“Baxter”), and from August 1985 to June 1989, he also served as Managing Director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was Foundation Director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a Visiting Professor and as Chairman of the UNSW Centre for Innovation and Entrepreneurship. Dr. Farrell also serves on 3 faculty advisory boards at the University of California, San Diego: the Rady Business School, the Jacobs Engineering School and Health Sciences.

Dr. Farrell holds a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales for research contributions in the field of treatment with the artificial kidney. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for Health Sciences, Australian Entrepreneur of the Year in 2001 and US National Entrepreneur of the Year for 2005 in Health Sciences. In August 2000, he was named Vice Chairman of the Executive Council of the Harvard Medical School Division of Sleep Medicine; in July 2010 Dr. Farrell became Chair of the Executive Council.

In addition to his responsibilities with ResMed, Dr. Farrell is a director of NuVasive, Inc., a NASDAQ-listed company that develops and markets products for the surgical treatment of spine disorders, and is the non-executive chair of QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX. He is a Fellow or Honorary Fellow of several professional bodies and is an active philanthropist, primarily through the Farrell Family Foundation. Dr. Farrell is also currently President of the Board of Trustees of the Museum of Contemporary Arts, San Diego and is a member of the Visiting Committee of MIT’s Whitaker College for Health Sciences and Technology.

Dr. Farrell’s role as ResMed’s founder and former chief executive for over 17 years provides him with a unique and deep understanding of our operations, technology and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company directorial and governance experience and training. This experience and training includes more than twenty years of experience on the Nominating & Governance and Compensation Committees of ResMed, three years of experience on the Nominating & Governance and Compensation Committees of QRxPharma and coursework specific to corporate governance at the Harvard Business School. Dr. Farrell’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Dr. Peter Farrell’s son, Michael Farrell, is our Sr. Vice President, Strategic Business Unit – Sleep and an executive officer of ResMed. There are no other family relationships between any of our directors or executive officers.

Gary W. Pace has served as our director since July 1994. Dr. Pace is a co-founder, director, and consultant to QRxPharma, a clinical-stage specialty pharmaceutical company listed on the ASX, and he was formerly the chairman and chief executive officer of a predecessor company to QRxPharma. In addition to ResMed, he serves as a Director of Transition Therapeutics, a NASDAQ and TSX-listed company developing new therapies. He is also a director of Sova Pharmaceuticals, Inc., a privately-held pharmaceutical development company targeting central sleep apnea formed in 2010. From 1995 to 2001, Dr. Pace was President and CEO of RTP Pharma, a developer of nano-articulate technology. From 2000 to 2002, Dr. Pace was Chairman and CEO of Waratah Pharmaceuticals Inc., a spin-off company from RTP Pharma. From 1993 to 1994, Dr. Pace was the founding President and Chief Executive Officer of Transcend Therapeutics Inc. (formerly Free Radical Sciences Inc.), a biopharmaceutical company. From 1989 to 1993, he was Senior Vice President of Clintec International, Inc., a Baxter/Nestle joint venture and manufacturer of clinical nutritional products. Dr. Pace holds a B.Sc. with honors from the University of New South Wales and a Ph.D. from MIT.

Dr. Pace’s background reflects significant executive and operational experience in publicly-held pharmaceutical companies as well as scientific knowledge and directorial and governance experience. His experience includes more than five years of service on the Compensation Committee of Peplin Inc., a specialty pharmaceutical company focused on advancing and commercializing innovative medical dermatology products listed on the ASX, seven years experience on the Nominating & Governance and Compensation Committees of Celsion Corp., an oncology drug development company listed on NASDAQ, and seven years experience as lead director and a member of the Compensation and Audit Committees of Transition Therapies Inc., a biopharmaceutical company listed on NASDAQ. Dr. Pace’s experience and skills led our board of directors to the conclusion that he should serve as a director.

Ronald Taylor has served as a director since January 2005. Mr. Taylor is a director of Watson Pharmaceuticals, Inc., a NYSE-listed specialty pharmaceutical company; Red Lion Hotels Corp, a NYSE-listed hospitality company; Safelife Corporation, a developer of antimicrobial technology, and Aethon Corp, a privately-held provider of robotic delivery systems for hospitals. Mr. Taylor is Chairman of the Board of two privately-held companies: 3E Company, an outsourcing business for environmental health and safety; and EMN8 Corporation, a manufacturer of self-service terminals for quick service restaurants. From 2002 until 2005, he served as chair of the ResMed Foundation. Mr. Taylor resigned from the Foundation board in connection with his appointment to the ResMed Board of Directors. In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as Chairman, President, and Chief Executive Officer until its purchase by Cardinal Health, Inc., in 1996. Before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company, for six years. Before joining Hybritech, he served over ten years in management roles at Allergan Pharmaceuticals. Mr. Taylor received a B.A. from the University of Saskatchewan and an M.A. from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies and public company directorial and governance experience. He has been a director of approximately 20 public and privately held companies over the past twenty years. In addition, he has more than five years of experience as a member of the Governance and Compensation Committees of ResMed, more than twelve years of experience as a member of the Governance, Compensation and Audit Committees of Red Lion Hotels and more than sixteen years’ experience as a member of the Audit, Compensation and Governance Committees of Watson Pharmaceuticals. Mr. Taylor’s experience and skills led our board of directors to the conclusion that he should serve as a director.

CORPORATE GOVERNANCE

Board Independence

Our board of directors has determined that each of Messrs. Pace, Quinn, Roberts, Sulpizio, Taylor and Wareham is an independent member of our board of directors under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence. The board also determined that each member of the Audit, Nominating and Governance, and Compensation Committees is independent as required by the applicable listing standards of the NYSE and that each of the members of the Audit Committee is independent as required by the applicable laws of the US Securities and Exchange Commission. The board determined that Dr. Farrell and Mr. Gallahue each has a material relationship with us as our executive officer that prohibits him from being considered independent under applicable standards.

The following specific relationships or transactions were considered by our board of directors in making its independence decisions:

•

During fiscal year 2010, Dr. Farrell served as Chairman of the Board of QRxPharma Limited, a clinical-stage specialty pharmaceutical company listed on the ASX. Mr. Quinn and Dr. Pace are also directors of QRxPharma. Dr. Pace is a co-founder and director of QRxPharma and continues to work with QRxPharma as a consultant. We do not do any business with QRxPharma.

•

During fiscal year 2010 and fiscal year 2011, ResMed made equity investments of approximately $2,600 and $252,600, respectively, in Sova Pharmaceuticals, a company of which Dr. Pace is a founder and director. Sova Pharmaceuticals is a pharmaceutical development company targeting central sleep apnea. The investment and Dr. Pace’s involvement were approved by our board without Dr. Pace’s participation.

•

Mr. Quinn’s son, Matthew Quinn, serves as the facilities manager for one of our Australian-based subsidiaries. Mr. Matthew Quinn is not a ResMed executive officer. For a more complete description see “Certain Relationships And Transactions With Related Persons”

Our board considered these relationships outside the presence of the specific directors and determined they did not prevent Dr. Pace or Mr. Quinn from being considered independent under applicable standards.

Meetings and Director Attendance

During fiscal year 2010, our board of directors held four regular meetings and one telephonic meeting. All members attended all meetings during the time they served on the board. During each meeting, our independent directors met without management present, and the chair of our Nominating and Governance Committee led those sessions. Commencing in February 2010, the board determined that the chair of our Nominating and Governance Committee shall serve as our Lead Director, to preside over meetings of independent directors and to serve as more fully discussed below under “Board Leadership Structure”.

During fiscal year 2010, the Compensation Committee held six meetings; the Audit Committee held nine meetings; and the Nominating and Governance Committee held four meetings. Each director attended more than 75% of the aggregate number of meetings of our board of directors and of the committees on which the director served.

In addition to meetings, the members of our board of directors and its committees sometimes take action by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.

All directors were present for our 2010 annual stockholder meeting. ResMed encourages directors to attend our stockholders meetings and generally schedules board meetings to coincide with the annual meeting to facilitate directors’ attendance.

Board Oversight of Risk

The general risk oversight function is retained by the full board while the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further defined below. The committees periodically provide updates to the board of directors regarding significant risk management issues and management’s response.

Committee	Primary Risk Oversight Responsibility
Audit Committee	Overseeing financial risk, capital risk and financial compliance risk and internal controls over financial reporting.
Compensation Committee	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Nominating and Governance Committee	Evaluating each director’s independence and the effectiveness of our Corporate Governance Guidelines and code of business conduct and overseeing management’s succession planning.

Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, and competition, among others.

Board Leadership Structure

ResMed has separated the roles of the Chairman of the Board and Chief Executive Officer since Dr. Peter Farrell ceased serving as our chief executive officer in January 2008. The board of directors has determined that having Dr. Farrell, our founder and former Chief Executive Officer, serve as the Executive Chairman of the Board is the most appropriate leadership structure for ResMed and is in the best interest of its stockholders at this time. With the exception of Mr. Gallahue, our Chief Executive Officer, and Dr. Farrell, our Executive Chairman, our board of directors is comprised entirely of independent directors. Dr. Farrell provides deep institutional knowledge about our organization’s history and operations, the industry, the science underlying the medical conditions we address, and the technology we develop. For this reason, Dr. Farrell is uniquely suited to understand the challenges faced by management and to serve as a liaison between board of directors and management.

In addition, the role of Executive Chairman of the Board remains distinct from the role of Chief Executive Officer. This separation enables the unique contributions and perspectives of our founder and former Chief Executive Officer, Dr. Farrell to assist the board in oversight activities while enabling our Chief Executive Officer, Mr. Gallahue to lead and drive our global operations. Our board of directors believes this structure provides an appropriate degree of oversight over our Chief Executive Officer and senior management.

In February 2010, our outside consultant, Deloitte Touche Tohmatsu presented at a meeting with our board regarding risk management and current trends in risk oversight. During the February meeting, the board approved establishing the position of Lead Director, to be chaired by the then-current Nominating and Governance Committee Chairman, as well as corresponding revisions to the Charter of the Nomination and Governance Committee. The primary responsibilities of the Lead Director are to preside over board meetings in the absence of the Executive Chairman, call, establish the agenda for and preside over meetings of the independent directors, act as a liaison between the independent directors and Executive Chairman, guide the Chairman on board meeting agendas as well as the adequacy of information to be presented, communicate with stockholders, and such other duties as may be delegated by the board, independent directors, Executive Chairman or the Nominating and Governance Committee.

Our Corporate Governance Guidelines give our board of directors the flexibility to change its leadership over time, as needed. The board of directors will continue to evaluate whether its leadership structure is appropriate as ResMed’s business evolves.

Committees of our Board of Directors

The board of directors has three standing committees to assist in the management of our affairs: Compensation, Nominating and Governance, and Audit. A copy of the charters for each of these committees can be found at our Website at www.resmed.com.

Below is a summary of our committee structure and membership information for fiscal year 2010 and currently.

Independent Director	Compensation Committee	Nominating and Governance Committee	Audit Committee
Gary W. Pace	Member	Chairman
Michael A. Quinn		Member	Chairman
Christopher Roberts		Member	Member
Richard Sulpizio	Member	Member
Ronald Taylor	Chairman	Member
John Wareham		Member	Member

Compensation Committee

The Compensation Committee currently consists of Ronald Taylor (Chairman), Gary Pace, and Richard Sulpizio.

The Compensation Committee’s primary purposes are to:

•	establish and review the compensation of our officers, directors, and executives;

•	advise the board regarding our compensation philosophies, practices, and procedures;

•	advise the board regarding key senior management succession planning, including recruiting, hiring, development, and retention and termination of key senior executives; and

•	administer our equity and compensation plans.

The Compensation Committee meets in person and by telephone to perform its duties. It works primarily with our Senior Vice President, Organizational Development, and his staff to gather internal data and solicit management’s recommendations regarding compensation. The Committee also communicates directly with our Chief Executive Officer and Executive Chairman of the Board, as appropriate, for their recommendations and information regarding compensation, particularly with regard to the Chief Executive Officer’s direct reports. In addition, the Committee consults with our Chief Financial Officer regarding the financial impact of certain compensation decisions. However, the Committee generally determines the compensation for each of our individual officers outside of the presence of the affected officer. The Committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.

During fiscal year 2010, the Committee retained a nationally-recognized independent consultant, Frederic W. Cook & Co., Inc. That consultant was engaged to render advisory services and to serve as the Committee’s independent compensation consultant in connection with compensation-related matters for our executives and board of directors. During 2010, these compensation matters included assessing ResMed’s executive compensation program, including salaries, target and actual bonuses, and long-term incentive equity grants. The consultant also advised the Compensation Committee regarding board compensation, including board fees, and equity compensation for board members. The consultant provided the Committee with information regarding industry trends, best practices, and regulatory changes. Companies included in the peer group for competitive comparisons were initially proposed by the consultant and approved by the Committee. The consultant was engaged directly by the Committee. The consultant worked with our Senior Vice President Organizational Development and his staff, but also and made presentations directly to the Committee.

During fiscal year 2010, the Committee engaged the services of Hewitt Associates to advise regarding market practices and benchmarking data concerning the compensation paid in Australia to the positions of Chief Financial Officer and Chief Operating Officer – Asia Pacific, and the service of the HayGroup to advise on market practices and benchmarking data concerning the compensation paid in Norway to the position of Chief Operating Officer, Europe.

Also, during fiscal year 2010, the Committee continued its practice of delegating to our Senior Vice President, Organizational Development, authority to approve certain equity grants to newly-hired employees who were not executive officers, so long as they are within a pre-approved range based on the recipient’s position. During fiscal 2010, under this authority, our Senior Vice

President, Organizational Development, granted 132,000 option equivalents (reflecting amounts prior to our August 2010 stock split) of which 23,000 were granted as restricted stock units. The Committee believes this delegation enhances our ability to attract talented employees by allowing management to extend binding employment offers quickly and flexibly. All other equity grants must be pre-approved by the Committee.

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Gary W. Pace (Chairman), Michael A. Quinn, Christopher Roberts, Richard Sulpizio, Ronald Taylor and John Wareham.

The Nominating and Governance Committee’s primary purposes are to:

•	assure that the composition, practices and operation of our board of directors contribute to lasting value creation and effective representation of our stockholders; and

•

assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our Corporate Governance Guidelines set forth goals regarding composition of the board and committees, meetings and expectations of directors. A copy of our Corporate Governance Guidelines may be found on our Website located at www.resmed.com.

The Nominating and Governance Committee identifies nominees for our board of directors by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the Nominating and Governance Committee’s criteria for board service are re-nominated. As to new candidates, the Nominating and Governance Committee generally identifies the desired qualifications for new board members and polls our board of directors and members of management for their recommendations. The Nominating and Governance Committee may also review the composition and qualification of the boards of directors of ResMed’s competitors, and may seek input from industry experts and analysts. The Nominating and Governance Committee may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. The Nominating and Governance Committee reviews the qualifications, experience and background of all candidates. The independent directors and executive management interview final candidates. In making its determinations, the Nominating and Governance Committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate our success and represent stockholder interests through the exercise of sound judgment. Although the board and the Nominating and Governance Committee do not have a formal policy regarding diversity, the board recognizes and does consider the value of a diversity of skills, professional experience and background in evaluating the composition of the board. After review and deliberation of all feedback and data, the Nominating and Governance Committee makes its recommendation to our board of directors.

Recommendations received from stockholders in accordance with the stockholder nominations guidelines below will be processed and are subject to the same criteria as are candidates nominated by the Nominating and Governance Committee. The Nominating and Governance Committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidates recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. In order for the Nominating and Governance Committee to consider a stockholder nomination, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board of directors. The stockholder must also provide such other information about the candidate that would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of ownership of our stock. All communications should be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after 120 days before the mailing of the proxy will likely not be considered timely for consideration at that year’s Annual Meeting. The Nominating and Governance Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates.

Audit Committee

The Audit Committee is comprised of Michael A. Quinn (Chairman), Christopher G. Roberts and John Wareham, each of whom has been determined by our board of directors to be financially literate and meet the other requirements for Audit Committee service under the current listing standards of the NYSE and of the SEC. In addition, our board of directors has identified all members of the Audit Committee as financial experts according to the SEC’s requirements.

The Audit Committee’s responsibilities include selecting our independent auditors and approving their fees and other significant compensation, as well as reviewing:

•	our annual financial statements and quarterly results;

•	the adequacy and effectiveness of our systems of internal accounting controls;

•	significant matters identified as a result of our independent accountants’ procedure;

•	the annual and quarterly earnings press releases before their respective release;

•	the independent auditors’ audit plan and engagement letter;

•	the independence and performance of our independent auditors;

•	material legal matters and potential conflicts of interest;

•	our code of ethical conduct and its enforcement; and

•	the adequacy and succession planning of our accounting and financial personnel.

Communications with our Board of Directors

Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the Chairman of the Nominating and Governance Committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in such communications. The Secretary will forward all such communications to the Chairman of the Nominating and Governance Committee.

Code of Ethics

We have a code of business conduct and ethics for directors, officers and employees, which can be found at www.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors and employees, including our Chief Executive Officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. We intend to disclose future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and individuals performing similar functions on our Website at www.resmed.com within five business days or as otherwise required by the SEC or the NYSE.

Compensation of Directors

During fiscal year 2010, our non-executive director compensation structure changed in two primary ways when compared to fiscal year 2009. First, the cash compensation was changed. For fiscal year 2010, non-executive directors received no individual meeting fees for board or committee meetings. Instead, we paid each non-employee board member an annual retainer of $50,000. Committee chair retainers were increased to $10,000 for the chair of each committee. This was in contrast to fiscal year 2009, when we paid our non-executive directors annual retainers of $15,000, and meeting fees of $1,500 for board meetings and $1,000 for committee meetings. The change was made after reviewing a report from the Compensation Committee’s compensation consultant, regarding practices at a peer group of comparable companies. That report showed that total cash compensation of $50,000 was approximately at the median of cash compensation at ResMed’s peer group. Similarly, committee chair retainers were increased to bring them in line with practices at our peer companies.

The second primary structural change regards equity compensation. During fiscal year 2010, the board introduced time-vested restricted stock units as a form of non-executive director compensation. This was in part in response to Australian tax regulatory changes, and in part in recognition of the increasing use of restricted stock units to compensate non-executive directors at ResMed’s peer companies. Thus, for fiscal 2010, we gave our non-employee directors the opportunity to elect to receive their equity grant in the form of: (i) 100% options, (ii) 100% restricted stock units, or (iii) 50% options and 50% restricted stock units. The relative value was set at 3.5 options for each restricted stock unit, representing a slight discount for the reduced risk of restricted stock units. The board also determined to revise the vesting of director equity grants (previously vesting 1/12 per month) and to set the vesting of director restricted stock units so that the options and restricted stock units will vest in full on the earlier of (i) the first anniversary of the grant date, or (ii) the date of the first annual meeting of stockholders following the grant date. Non-executive directors are prohibited from selling or otherwise transferring 50% or more of the shares of common stock delivered to them on vesting of restricted stock units, and from exercising any vested options, until the earliest of the third stockholder meeting following the grant date or six months after the director’s termination of directorship.

During fiscal year 2010, the board and Compensation Committee reviewed director compensation for fiscal year 2011. They reviewed the amount of director fees and reviewed a report from Frederic W. Cook, its independent compensation consultant, concerning cash compensation (retainer and fees) and equity compensation (options and full value awards) provided by ResMed as compared to a peer group of 18 medical device and medical technology companies. The companies comprising the fiscal year 2010 review of non-executive director compensation were:

Beckman Coulter	Intuitive Surgical
Charles River	Invitrogen Corp.
Cooper Cos	Kinetic Concepts
Dentsply International	Life Technologies.
Edwards Lifesciences	Perkinelmer
Gen-Probe	Respironics
Haemonetics	STERIS Corporation
Hologic	Techne Corp.
Illumina	Varian Medical Systems

In April 2010, after reviewing the industry trends and competitive comparisons, the Committee elected to maintain the annual retainer of $50,000 in fiscal year 2011, as previously established by the Committee for fiscal year 2010. The Committee elected to increase the retainer for the chair of the Audit Committee from $10,000 to $15,000 representing an increase in the comparable from the 25 percentile of peers to the median while keeping the retainers for other committee chairs at $10,000. Further, the Committee reviewed the consultant’s recommendation with respect to total compensation packages and determined to align total annual compensation at $300,000, the mid-point between the 50th and 75th percentiles of peer comparables. Thus, equity awards granted to our non-employee directors for fiscal year 2011 will have an equity-based target of approximately $250,000 based on the Black-Sholes value at the time of grant. This approach represents a change in compensation philosophy from fiscal years 2010 and previously when we routinely awarded non-executive directors 18,000 options or option equivalents (calculated on a pre-split basis). This change will likely decrease overall non-executive director compensation in fiscal year 2011 compared to fiscal year 2010. However, the Compensation Committee and board will continue to monitor compensation practices and tax regulations.

In addition, in August 2010, for fiscal year 2011, the Committee elected to adopt non-executive directors' equity ownership guidelines. Under these guidelines each non-executive director is expected to hold ResMed stock with a value of at least three times the annual retainer amount (a total value of $150,000 based on the current retainer). Vested and unvested restricted stock units will count towards the guideline, but stock options will not count toward the guidelines. Directors have five years to meet this guideline. If, after five years, the target amounts are not met, then the guidelines will require a director to hold fifty percent of the after-tax net proceeds of any shares sold, until meeting the target.

During fiscal year 2010, the Committee also reviewed the consultant’s observations that the total cash compensation paid to non-executive directors as a group was approaching the $400,000 cap approved by our stockholders in November 2003 in accordance with Australian Securities Exchange requirements. The cap is now significantly lower than those in place for non-executive director compensation among our Australian peers, and, if deemed necessary, would restrict ResMed’s ability to increase the size of the board or limit increases in cash compensation the board found appropriate. Therefore, the Committee determined it advisable to seek shareholder approval to increase this aggregate cash cap from its current threshold to $800,000, an amount determined to be suitable in light of the successive years of continued growth of ResMed, the increased complexity of the markets, and the need to attract additional directors, if necessary, with specialized skills to meet increase regulation and challenges within the industry. See “PROPOSAL 2: INCREASE OF THE LIMIT ON ANNUAL AGGREGATE FEES FOR NON-EXECUTIVE DIRECTORS”.

Finally, based on the consultant’s report on current market practices, the Committee recommended policies for new directors that would pro-rate value-based equity awards and retainers (between the start date and the next annual meeting or service period, respectively) and eliminate any inducement equity award.

Our executive officers do not receive additional compensation for their service as directors. The table below summarizes the compensation received by our non-employee directors for the year ended June 30, 2010.

Director	Fees Earned or Paid in Cash(a)	Option Awards(b)(d)	Restricted Stock Units(c)(d)	Total
Gary W. Pace	$60,000	$292,100	$0	$352,100
Michael A. Quinn	60,000	292,100	0	352,100
Christopher Roberts	50,000	292,100	0	342,100
Richard Sulpizio	50,000	292,100	0	342,100
Ronald Taylor	60,000	0	262,704	322,704
John Wareham	50,000	292,100	0	342,100

(a)	Each director who is not our employee received an annual fee of $50,000 for service as a director during fiscal year 2010. In addition, the chairs of each committee received an additional annual fee of $10,000. Each director was also reimbursed for expenses incurred in attending meetings (although these amounts are not reflected in the table above).
(b)	Each non-employee director was granted 18,000 option equivalents (using 3.5 options for every restricted stock unit) on the date of our 2009 Annual Meeting. The exercise price of options granted was the closing price of our common stock on the date of grant.

The amounts shown are the grant date fair value of options granted in fiscal year 2010 as computed in accordance with FASB ASC Topic 718, based on the Black-Scholes model of option valuation to determine grant date fair value. The following assumptions were used in the Black-Scholes model:

December 17, 2009
Market price of stock	$51.08
Exercise price of option	$51.08
Expected stock volatility	31.64%
Risk-free interest rate	2.24%
Expected life	5.01 years
Dividend yield	0

Since 2006, equity awards have been granted to our non-employee directors under our 2009 Incentive Award Plan (formerly the Amended and Restated ResMed Inc. 2006 Incentive Award Plan, as amended). Options granted before 2009 vest 1/12 per month and are fully vested as of the earlier of (i) the first anniversary of the grant date, or (ii) the date of the first Annual Meeting of our stockholders at which directors are elected following the grant date. Options granted in 2009 and thereafter vest in full on the earliest of the dates specified in (i) and (ii) of the preceding sentence. Directors may first exercise vested options on the earlier of: (i) third stockholder meeting following the grant date; or (ii) 6 months after termination from board service. After an option becomes so exercisable, directors may exercise it until the earlier of: (i) 3 years after board service ends; or (ii) expiration of the option. The options are exercisable for a maximum period of 7 years after the grant date.

(c)	The dollar value of the restricted stock units shown represent the grant date fair value of stock awards granted in the year computed based on the $51.08 closing value on December 17, 2009, the day of the grant.
(d)	The following table sets forth the number of options (both exercisable and unexercisable) and restricted stock units held by each of our non-employee directors as of the end of fiscal year 2010.

Non-Employee Director	Options Outstanding at Fiscal Year End	Restricted Stock Units Outstanding at Fiscal Year End
Gary Pace	170,000	0
Michael Quinn	138,000	0
Christopher Roberts	160,000	0
Richard Sulpizio	78,000	0
Ronald Taylor	42,000	5,143
John Wareham	66,000	0

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Under our Code of Conduct, directors, executive officers, and employees are required to disclose any situations that would reasonably be expected to give rise to a conflict of interest. Such situations involving executive officers may be waived only by our board of directors or the appropriate committee of the board.

Under the ResMed Related Party Transaction Policy and Procedures, approved by our board in August 2007 and revised in August 2009, our Audit Committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “related party” (as defined under Item 404 of Regulation S-K of the SEC) valued at $120,000 or more. Management is responsible for providing a report to the Audit Committee on an on-going basis as to all potential related party transactions. Under this policy, the Audit Committee has pre-approved any compensation arrangement that is approved by our Compensation Committee for an executive officer or to a family member of a board member or executive officer, if approved by the Compensation Committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their director’s and officer’s questionnaires for any reportable related party transactions.

During fiscal year 2010, the only reportable related party transactions involved Matthew Quinn, son of our director, Michael Quinn, as well as two of Dr. Farrell’s adult children, Michael and Paul Farrell.

During the year, Matthew Quinn worked as the Facility Manager for Hard Services in our Bella Vista, New South Wales site. He earned compensation, including base, bonus and equity incentive awards and superannuation, totaling $139,397.

Also, throughout the year, Michael Farrell served as our Sr. Vice President, Sleep Strategic Business Unit and he became an executive officer of ResMed on March 1, 2010. Paul Farrell served as our Vice President – Australia & New Zealand until September 30, 2009 when he relinquished his role to assume the position of Managing Director of ResSleep Pty Ltd., a non-related therapy provider in Australia that had acquired the assets of our Australian therapy provider division on September 11, 2009. Neither Michael Farrell nor Paul Farrell reported to Dr. Farrell.

During fiscal year 2010, Michael Farrell received total cash compensation (salary plus bonus) and benefits of $522,517, as well as compensation of $875,144 from the exercise of stock options. In addition, he received an award of 20,000 restricted stock units with a grant date fair value of $1,021,600. He is also a party to the change of control agreement discussed in this proxy statement under the section “Potential Payments on Termination or Change-of-Control.”

During fiscal year 2010, Paul Farrell received payments of $44,165 in base salary for the 3 months from July 1, 2009 to September 30, 2009, as well as a bonus of $34,533 that was paid in February 2010 for the 6 month period from July 1, 2009 to December 31, 2009. These payments were in addition to $133,594 disclosed in last year’s proxy, which represented the termination and leave entitlement payment made to Paul Farrell in October 2009. In addition, during fiscal year 2010, ResSleep Pty Ltd. purchased $942,205 in sales from our Australian sales subsidiary.

Compensation for these individuals was established in accordance with the Related Party Transaction Policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees. In addition, all compensation paid to Michael Farrell and Matthew Quinn was approved or ratified by our Compensation Committee. Payments made to Paul Farrell in connection with his resignation from ResMed were approved by our Audit Committee and the full board of directors, without Dr. Peter Farrell’s participation. Finally, sales transactions between ResSleep Pty Ltd. and our Australian sales subsidiary were managed independently by our Chief Operating Officer – Asia Pacific according to the contractual obligations established as part of the asset sale in September 2009 that had been conducted at arms’ length with the guidance of outside legal counsel and pursuant to the request and oversight of the Audit Committee, as well as the final approval of our full board, without Dr. Peter Farrell’s participation.

MATTER TO BE ACTED ON – PROPOSAL 2: INCREASE OF THE LIMIT ON ANNUAL AGGREGATE FEES FOR NON-EXECUTIVE DIRECTORS

Proposal 2 addresses a unique feature of ResMed’s board compensation program, a cap on the total annual aggregate cash compensation paid to our non-executive directors. The Australian Stock Exchange (ASX) Listing Rule 10.17 requires ResMed, as an ASX-listed company, to adopt a stockholder approved limit on the cash compensation paid annually to all non-executive directors, in the aggregate.

We last sought approval from our stockholders with respect to this cap at the 2003 Annual Meeting, when our stockholders approved an annual cap for such cash compensation of $400,000. During fiscal year 2003, ResMed reported total net annual revenues of approximately $274 million and net income of $45.7 million. In contrast, during fiscal year 2010, ResMed reported total net annual revenues of approximately $1.1 billion with net income of $190.1 million.

The current cap is significantly lower than those in place for director fees among our Australian peers. The Australian peer group compiled by the Compensation Committee’s consultant consists of Ansell Ltd, Boral, Cochlear Ltd, CSL Ltd, CSR, Incitec Pivot, Ramsay Health Care, and Sonic Heath Care. Their median cap on director fees for this peer group is $1.3 million. Moreover, ResMed’s current cap allows room for ResMed to attract only one additional Director. Therefore, it is considered advisable to increase this aggregate cash cap from its current threshold to a more appropriate amount.

The board has determined that it is in the best interest of ResMed and its stockholders to increase the overall aggregate limit on non-employee director cash compensation to $800,000. This determination was based in part on market and industry trends, the increased responsibilities of board members, particularly committee members, and the need to continue to retain and motivate highly qualified independent individuals to serve on ResMed's board and its committees. Since ResMed's common stock is listed on the ASX, ResMed is required by the rules of the ASX to obtain stockholder approval of any increase in maximum aggregate fees payable to non-executive directors. Thus, ResMed is asking its stockholders to consider and approve this proposal to increase the maximum aggregate amount of directors fees that ResMed may pay to its non-executive directors, as a group, during any fiscal year from the current aggregate fees of $400,000 to a maximum aggregate amount not to exceed $800,000 during any fiscal year.

During fiscal 2010, each non-executive director was paid an annual retainer of $50,000, and each committee chairman was paid $10,000, and thus ResMed paid aggregate fees to its non-executive directors of $330,000, leaving room under the current aggregate cap for the addition of one director. ResMed currently does not pay any per meeting director fees and the non-executive directors do not receive any retirement benefits from ResMed.

Beginning in fiscal year 2010, we changed the manner in which we grant equity awards to non-executive directors from a grant of 18,000 option equivalents per year to a value-based equity grant with a Black-Scholes value at the time of grant of approximately $250,000. These grants will be made under the ResMed Inc. 2009 Incentive Award Plan and details of any securities awarded to our directors under this Plan are provided on pages 42 and 43 of this Proxy Statement. This compensation does not count toward to the total annual aggregate fee cap highlighted above but each non-executive director will be subject to new equity ownership guidelines under which each non-executive director is expected to hold ResMed stock with a value of at least three times the annual retainer amount (a total value of $150,000 based on the current retainer). Vested and unvested restricted stock units would count towards the guideline. Directors have five years to meet this guideline. If, after five years, the target amounts are not met, then the guidelines will require a director to hold or apply fifty percent of the after-tax net proceeds of any shares sold until meeting the target.

ResMed is proposing an overall aggregate limit of $800,000. This limit will allow ResMed to retain highly qualified independent directors and to pay them on a competitive basis, recognizing the increased responsibilities placed on these directors.

SPECIAL ASX RULES REGARDING VOTE REQUIRED

In order for this proposal to be adopted, ASX Listing Rules require the affirmative vote of a majority of the aggregate votes cast, in person or by proxy. As a result, abstentions and any broker non-votes (shares held by a broker or nominee that are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote uninstructed shares on a particular proposal) will have no effect on the outcome of this proposal. Brokers have discretion to vote uninstructed shares on this proposal. Under the requirements of the ASX, votes cast by directors and their associates (as defined) must be disregarded in determining whether this proposal has been approved by the stockholders. Thus, for the purposes of determining whether we have sufficient stockholder approval under the ASX listing rules, we will disregard any votes cast on Proposal 2 by:

•	a director of ResMed who is in office as of November 12, 2010; and

•	any associate of any director of ResMed who is in office as at the date of the resolution.

However, we need not disregard a vote if:

•	it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy form; or

•	it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy form to vote as the proxy decides.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR approval of the described increase in maximum aggregate non-executive director fees.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS INCREASE OF THE LIMIT ON ANNUAL AGGREGATE FEES FOR NON-EXECUTIVE DIRECTORS.

MATTER TO BE ACTED ON – PROPOSAL 3: AMEND THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES FROM 200 MILLION SHARES TO 350 MILLION SHARES

The board has adopted, subject to stockholder’s approval, an amendment to ResMed’s certificate of incorporation to increase the number of shares of our common stock authorized for issuance from 200 million to 350 million. The number of authorized shares of preferred stock will remain at 2 million. If approved by the stockholders, paragraph (a) Article Fourth of ResMed’s certificate of incorporation, as amended, would read in full as follows:

“FOURTH: a) The Corporation shall be authorized to issue the following shares of Capital Stock:

Class	Number of Shares	Par Value
Common Stock	350,000,000	$0.004
Preferred Common Stock	2,000,000	$0.01	”

The number of shares of ResMed’s authorized common stock was last increased in 2005, when the stockholders approved an amendment to the certificate of incorporation to increase the authorized common stock from 100 million to 200 million shares. The 2005 increase occurred after ResMed had effected a two-for-one stock split of the outstanding shares of its common stock, and the 2005 split increased the number of outstanding shares from approximately 36 million to approximately 72 million shares, nearing the limit of authorized common stock then available for issuance.

On August 5, 2010, ResMed announced a two-for-one stock split of the outstanding shares of its common stock, through a dividend of one share of common stock for each share outstanding, effected at the close of trading on August 30, 2010 for holders on the New York Stock Exchange as of August 17, 2010 and on August 31, 2010 for holders of CHESS Depositary on the Australian Stock Exchange as of August 18, 2010. As of July 30, 2010, ResMed had common stock outstanding of approximately 76 million shares. Following the stock split, the number of outstanding shares increased to approximately 151.4 million shares. As of the record date, after giving effect to the two-for-one stock split, there were 151,525,836 outstanding shares of common stock, and approximately 7,022,062 shares available for issuance under the ResMed Inc. 2009 Incentive Award Plan and 1,080,022 available for issuance under the ResMed Inc. 2009 Employee Stock Purchase Program.

The board believes that the increase in the authorized number of shares of ResMed’s common stock from 200 million shares to 350 million shares is necessary to provide ResMed with a sufficient number of shares for any stock dividends or future stock splits, financing, acquisitions, management incentive or employee benefit plans and for other general corporate purposes that the board may deem advisable and in the best interest of the stockholders from time to time. No further action by stockholders would be necessary before the issuance of additional shares of ResMed’s common stock except as may be required by law or by the applicable regulations of the NYSE or ASX. The board believes that it is advisable and in the best interests of ResMed and its stockholders to amend the certificate in order to have available additional authorized but unissued shares of common stock in an amount adequate to provide for the future needs of ResMed and give it greater flexibility in responding quickly to advantageous business opportunities.

The existence of additional authorized shares of common stock could have the effect of rendering more difficult or discouraging hostile takeover attempts. ResMed is not aware of any existing or planned effort on the part of any party to accumulate material amounts of voting stock, or to acquire ResMed by means of a merger, tender offer, solicitation of proxies in opposition to management or otherwise, or to change ResMed’s management, nor is ResMed aware of any person having made any offer to acquire the voting stock or assets of ResMed.

The board has no present plans for issuing any of the additional shares of common stock that would be authorized by the Amendment except as would be required in connection with common stock presently reserved for issuance under the 2009 Incentive Award Plan and 2009 Employee Stock Purchase Plan.

The proposed additional shares of common stock would be a part of the existing class of ResMed’s common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The additional shares of common stock will not be entitled to preemptive rights.

The Amendment would become effective on the filing with the Delaware Secretary of State of a Certificate of Amendment to ResMed’s certificate of incorporation, as previously restated or amended. If the Amendment is approved by the required vote of ResMed stockholders, ResMed intends to file the Certificate of Amendment as soon as practicable after such approval is obtained and expects that the filing would be made on or about November 21, 2010.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

MATTER TO BE ACTED ON – PROPOSAL 4: RATIFICATION OF SELECTION OF AUDITORS

The firm of KPMG LLP, our independent auditors for the fiscal year ended June 30, 2010, was selected by the Audit Committee to act in the same capacity for the fiscal year ending June 30, 2011. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

Stockholder ratification of the selection of KPMG LLP as our independent public auditors is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders best interests.

Representatives of KPMG LLP are expected to be present at the meeting and will have the opportunity to make statements if they so desire and to respond to appropriate questions from the stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT AUDITORS.

OTHER BUSINESS

The board of directors does not know of any other business to be presented to our annual meeting. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

We expect to hold our 2011 Annual Meeting of Stockholders in November 2011. For stockholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our Proxy Statement for our 2011 Annual Meeting, we must receive them at our principal executive office in San Diego, California, USA, on or before June 3, 2011.

Under our amended and restated bylaws, to nominate a director or bring any other business before the stockholders at the 2011 Annual Meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than August 13, 2011, and no later than September 2, 2011.

Our bylaws require a stockholder’s nomination to contain the following information about the nominee: (1) all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Securities Exchange Act of 1934, and Rule 14a-12, and (2) the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. Any candidates recommended by a stockholder for nomination to the board will be evaluated in the same manner that nominees suggested by board members, management or other parties are evaluated.

Our bylaws require a stockholder’s notice of a proposed business item to include: (1) a brief description of the business desired to be brought before the meeting, (2) the reasons for conducting such business at the meeting, (3) any material interest in such business of such stockholder, (4) the beneficial owner, if any, on whose behalf the proposal is made, and (5) if such business includes a proposal to amend our bylaws, the language of the proposed amendment. If the stockholder proposes to nominate a director, the notice must include all information relating to such person that is required to be disclosed under applicable SEC rules. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (1) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, (2) the class and number of shares of our capital stock that are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. We may require any proposed nominee to furnish such other information as we may reasonably require in determining the eligibility of such proposed nominee to serve as our director.

You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

By Order of the Board of Directors

David Pendarvis

Secretary

Dated: September     , 2010

SAMPLE

RESMED INC.

ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, November 11, 2010 at 2:00 p.m. (U.S. Pacific Time) Friday, November 12, 2010 at 9:00 a.m. (Australian Eastern Time)

Location:	Corporate offices of ResMed Inc 9001 Spectrum Center Blvd. San Diego, CA 92123 USA

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27221-P00878

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Pendarvis and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of ResMed Inc. held of record by the undersigned on September 14, 2010, as of 4:00 p.m. (U.S. Eastern Daylight Time) at the Annual Meeting of Stockholders to be held in the offices of ResMed Inc. located at 9001 Spectrum Center Blvd., San Diego, CA 92123 USA, on Thursday, November 11, 2010 at 2:00 p.m. (U.S. Pacific Time), Friday, November 12, 2010 at 9:00 a.m. (Australian Eastern Time) or any adjournment or postponement thereof.

If no choice is specified, the proxy will be voted “FOR” the nominees in Item 1 and “FOR” Items 2, 3 and 4.

(See reverse for voting instructions)

SAMPLE

RESMED INC. 9001 SPECTRUM CENTER BLVD. SAN DIEGO, CA 92123 ATTN: CONSTANCE BIENFAIT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. U.S. Eastern Time on November 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by ResMed Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ResMed Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. U.S. Eastern Time on November 10, 2010. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27220-P00878 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals: Vote on Directors

1.	Election of three directors, each to serve for a three-year term.

	Nominees:	For	Against	Abstain

	1a. Kieran Gallahue	☐	☐	☐

	1b. Michael Quinn	☐	☐	☐

	1c. Richard Sulpizio	☐	☐	☐

Vote on Proposals								For	Against	Abstain

2.	To approve an increase in the maximum aggregate limit of directors’ fees we may pay in any fiscal year to all non-executive directors, as a group, from the current limit of $400,000 to a maximum aggregate amount not to exceed $800,000 during any fiscal year;							☐	☐	☐

3.	To amend the certificate of incorporation to increase the number of authorized shares of ResMed’s common stock from 200,000,000 to 350,000,000 shares;							☐	☐	☐

4.	Ratification of the selection of KPMG LLP as our independent auditors for the fiscal year ending June 30, 2011; and							☐	☐	☐

5.	Transaction of such other business as may properly come before the meeting.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature	(Joint Owners)	Date